UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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Filed by a Party other than the Registrant	☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
DigitalOcean Holdings, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)
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☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

DigitalOcean Holdings, Inc.
105 Edgeview Drive, Suite 425
Broomfield, Colorado, 80021
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2026
To the Stockholders of DigitalOcean Holdings, Inc.:
On behalf of our Board of Directors, you are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DigitalOcean Holdings, Inc., a Delaware corporation. The Annual Meeting will be held on June 15, 2026, at 12:00 p.m. Eastern time / 10:00 a.m. Mountain time. The Annual Meeting will be held virtually through a live webcast at www.virtualshareholdermeeting.com/DOCN2026. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. You will not be able to attend the meeting in person. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. We encourage you to attend online and participate.
The meeting will be held for the following purposes:
1.To elect two Class II directors, Warren Adelman and Pueo Keffer, to serve for a term expiring at our Annual Meeting of Stockholders in 2029 and to hold office until their successors are duly elected and qualified, or until their earlier death, resignation or removal;
2.To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026;
3.To approve, on an advisory basis, the compensation of our named executive officers, as disclosed in this Proxy Statement; and
4.To conduct any other business properly brought before the meeting by or at the direction of our Board of Directors.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting, and any adjournment or postponement thereof, is April 17, 2026. Only stockholders at the close of business on that date may vote at the meeting or any adjournment thereof.
By Order of the Board of Directors
Padmanabhan Srinivasan
Chief Executive Officer
April 24, 2026

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held at 12:00 p.m. Eastern time / 10:00 a.m. Mountain time on June 15, 2026, at www.virtualshareholdermeeting.com/DOCN2026.

The Proxy Statement and Annual Report are available at www.proxyvote.com.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the Internet as instructed in these materials or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote online if you attend the meeting.

ii

DigitalOcean Holdings, Inc.
105 Edgeview Drive, Suite 425
Broomfield, Colorado, 80021
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 15, 2026
Our Board of Directors (the “Board”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of DigitalOcean Holdings, Inc., a Delaware corporation, to be held virtually, via live webcast at www.virtualshareholdermeeting.com/DOCN2026, on June 15, 2026, at 12:00 p.m. Eastern time / 10:00 a.m. Mountain time, and any adjournment or postponement thereof. We believe hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
For the Annual Meeting, we have elected to furnish our proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (the “Annual Report”), to our stockholders primarily via the Internet. On or about April 24, 2026, we expect to distribute the proxy materials and mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) that contains notice of the Annual Meeting and instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting, and how to request printed copies of the proxy materials. Stockholders may request to receive all future materials in printed form by mail or by email by following the instructions contained in the Notice. A stockholder’s election to receive proxy materials by mail or email will remain in effect until revoked. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact and cost of our Annual Meeting.
Only stockholders at the close of business on April 17, 2026 (the “Record Date”), will be entitled to vote at the Annual Meeting. On the Record Date, there were 104,353,442 shares of common stock outstanding and entitled to vote. Each holder of common stock will have the right to one vote per share of common stock. For instructions on how to attend the Annual Meeting, please see the instructions at www.virtualshareholdermeeting.com/DOCN2026 and in this Proxy Statement.
In this Proxy Statement, we refer to DigitalOcean Holdings, Inc. as “the Company,” “DigitalOcean,” “we” or “us.” The Annual Report, which contains consolidated financial statements as of and for the fiscal year ended December 31, 2025, accompanies this Proxy Statement. You also may obtain a copy of the Annual Report without charge by writing to the Company’s Corporate Secretary at DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021 or by emailing investors@digitalocean.com.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent our stockholders the Notice because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders who received a Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice.
We provide some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials, with paper copies of the proxy materials instead of the Notice. If you receive paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
We intend to mail the Notice on or about April 24, 2026, to all stockholders entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 1, 2026.
How do I attend, participate in and ask questions during the Annual Meeting?
The Annual Meeting will be held through a live webcast at www.virtualshareholdermeeting.com/DOCN2026. You will not be able to attend the Annual Meeting in person. If you attend the Annual Meeting online, you will be able to vote and submit questions at www.virtualshareholdermeeting.com/DOCN2026.
You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice. If you are a stockholder of record, you will be asked to provide the control number from your Notice. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions from your broker, bank or other agent. We encourage you to access the Annual Meeting before it begins. You may log in beginning at 11:45 a.m. Eastern time / 9:45 a.m. Mountain time on June 15, 2026.
Only stockholders as of the Record Date and their proxyholders may submit questions or comments. If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/DOCN2026 using your control number, type your question into the “Ask a Question” field, and click “Submit.”
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the meeting when you log in prior to its start. We will answer as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting. Only questions that are relevant to an agenda item to be voted on by stockholders will be answered.
What if I have technical difficulties or trouble accessing the Annual Meeting?
Technicians are expected to be ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/DOCN2026 or at www.proxyvote.com. Technical support is expected to be available starting at 11:45 a.m. Eastern time / 9:45 a.m. Mountain time on June 15, 2026.
Who can vote at the Annual Meeting?
Only stockholders at the close of business on April 17, 2026, will be entitled to vote at the Annual Meeting. On the Record Date, there were 104,353,442 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If, on April 17, 2026, your shares were registered directly in your name with our transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote by proxy through the Internet, over the telephone or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If, on April 17, 2026, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your broker, bank or other agent for your broker, bank or other agent to vote your shares per your instructions.
What am I voting on?
There are three matters scheduled for a vote:
•Election of two Class II directors, Warren Adelman and Pueo Keffer, to serve for a term expiring at our 2029 Annual Meeting of Stockholders and to hold office until their successor is duly elected and qualified, or until their earlier death, resignation or removal (Proposal 1);
•Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2); and
•Approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement (Proposal 3).
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” the two nominees to the Board or you may “Withhold” your vote for any nominee you specify. For the ratification of the selection of our independent registered public accounting firm and the non-binding advisory approval of the compensation of our named executive officers, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online at the meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote at the meeting even if you have already voted by proxy. In such case, your previously submitted proxy will be disregarded.
•To vote during the Annual Meeting, follow the instructions at www.virtualshareholdermeeting.com/DOCN2026. You will need to enter the 16-digit control number from the Notice.
•To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided.
•To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice.
•To vote through the Internet prior to the meeting, go to www.proxyvote.com and follow the instructions to submit your vote on an electronic proxy card. You will be asked to provide the company number and control number from the Notice.

If we receive your vote by proxy card, telephone or Internet by 11:59 p.m. Eastern time / 9:59 p.m. Mountain time on June 14, 2026, we will vote your shares as you direct.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should receive a Notice containing voting instructions from that organization rather than from the Company. To vote prior to the meeting, simply follow the voting instructions in the Notice to ensure that your vote is counted.

Internet proxy voting will be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions; however, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of April 17, 2026.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•You may submit another properly completed proxy card with a later date.
•You may grant a subsequent proxy by telephone or through the Internet.
•You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021 or by emailing investors@digitalocean.com.
•You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your previously submitted proxy.
Your most current proxy card, proxy by telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or online at the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of the two nominees for director (Proposal 1); “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026 (Proposal 2); and “FOR” the approval of the compensation of our named executive officers (Proposal 3). If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using such proxyholder’s best judgment.

If I am a beneficial owner of shares held in street name and I do not provide my broker, bank or other agent with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. Under the rules of the New York Stock Exchange (“NYSE”), brokers, banks and other securities intermediaries that are subject to NYSE rules may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under NYSE rules, but not with respect to “non-routine” matters. The election of the director nominees (Proposal 1) and “say-on-pay” (Proposal 3) are each “non-routine” matters, meaning that your broker, bank or other agent may not vote your shares on these proposals in the absence of your voting instructions; however, the ratification of the selection of our independent registered public accounting firm (Proposal 2) is considered to be a “routine” matter, meaning that if you do not provide voting instructions to your broker, bank or other agent by its deadline, your shares may be voted by your broker, bank or other agent in its discretion on Proposal 2. We encourage you to provide voting instructions to your broker, bank or other agent. This ensures that your shares will be voted at the Annual Meeting according to your instructions.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, broker non-votes occur when your broker, bank or other agent submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on those matters. Proposals 1 and 3 are considered to be “non-routine” under NYSE rules and we therefore expect broker non-votes to exist in connection with these proposals.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count (i) for the proposal to elect the Class II directors (Proposal 1), votes “FOR,” “WITHHOLD” and broker non-votes; (ii) with respect to Proposal 2, votes “FOR” and “AGAINST” and abstentions; and (iii) with respect to Proposal 3, votes “FOR” and “AGAINST,” abstentions and broker non-votes.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions, withhold votes and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions or Withhold Votes, As Applicable	Effect of Broker Non-Votes

1	Election of the Class II Directors	Nominees receiving the most “FOR” votes.	No effect	No effect

2	Ratification of the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2026	Affirmative vote of a majority of the votes cast on such matter.	No effect	Not applicable(1)

3	Advisory Approval of the Compensation of our Named Executive Officers	Affirmative vote of a majority of the votes cast on such matter.(2)	No effect	No effect

______________
(1)This proposal is considered to be a “routine” matter under NYSE rules. Accordingly, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other agent that holds your shares, your broker, bank or other agent has discretionary authority under NYSE rules to vote your shares on this proposal.
(2)Since this proposal is an advisory vote, the result will not be binding on our Board; however, our Board values our stockholders’ opinions, and the Board and the Compensation Committee of the Board (the “Compensation Committee”) will take into account the outcome of the advisory vote when considering future executive compensation decisions.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the voting power of the outstanding shares of stock entitled to vote are present, by remote communication, if applicable, at the meeting or represented by proxy. On the Record Date, there were 104,353,442 shares outstanding and entitled to vote.
Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chair of the meeting or the stockholders, by a majority of the votes cast thereon, may adjourn the meeting to another date.
How can I find out the Annual Meeting voting results?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.
When are stockholder proposals and director nominations due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 must be received, in writing, by our Corporate Secretary at DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021 no later than December 25, 2026.
Under our bylaws, if you wish to submit a proposal (including a director nomination) at the 2027 Annual Meeting of Stockholders that is not to be included in next year’s proxy materials, you must do so in accordance with the procedures set forth under our bylaws, with such written notice received by our Corporate Secretary no earlier than the close of business on February 15, 2027, and no later than the close of business on March 17, 2027, provided in the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be received no earlier than the close of business on the 120th day prior to such annual meeting and no later than the close of business on the later of the 90th day prior to such annual meeting or, if later than the 90th day prior to such annual meeting, the 10th day following the day on which public announcement of the date of such meeting is first made.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1: ELECTION OF CLASS II DIRECTORS
General
Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may generally be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board presently has six members. There are two directors in the class whose term of office expires in 2026, each of whom has been nominated for re-election to the Board. If elected at the Annual Meeting, the Class II Directors would serve until the 2029 Annual Meeting of Stockholders and until their successors have been duly elected and qualified, or, if sooner, until their death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named in this Proxy Statement. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following is a brief biography as of the date of this Proxy Statement of the nominees and directors whose term will continue after the Annual Meeting.
Nominee for Election for a Three-Year Term Expiring at the 2029 Annual Meeting of Stockholders
Warren Adelman, age 62, has served as a member of our Board since November 2020. Mr. Adelman served as our lead independent director from June 2022 to August 2023 and as our Executive Chairman from August 2023 to August 2024. In August 2024, Mr. Adelman was reappointed by the Board to serve as our lead independent director. Mr. Adelman also serves as the Managing Director of Nativ Group, a personal investment firm, where he has served in such capacity since 2013. Prior to founding Nativ Group, Mr. Adelman held a variety of positions at GoDaddy Inc., a publicly-traded domain name registrar, from 2003 to 2012, most recently serving as Chief Executive Officer. Mr. Adelman also served as a member of GoDaddy’s board of directors from 2006 to 2012. Mr. Adelman currently serves on the board of directors of several technology-related companies, including Acronis AG, where he serves as Chairman of the Board, Artlist Ltd., and Yotpo Ltd. Mr. Adelman also previously served on the board of directors of SendGrid, Inc. from April 2014 until its merger with Twilio Inc. in February 2019. Mr. Adelman holds a B.A. in Political Science and History from the University of Toronto. He also has been awarded more than 20 patents related to Internet infrastructure and security.
We believe Mr. Adelman’s extensive experience with technology companies as both a director and an executive officer qualifies him to serve on our Board.
Pueo Keffer, age 44, has served as a member of our Board since June 2015. Mr. Keffer currently serves as a Senior Managing Director at Access Technology Ventures, a venture and growth technology firm, where he has served in various capacities since April 2015. Mr. Keffer was a Partner at Redpoint Ventures, a venture capital firm, from January 2009 to April 2015. Previously, Mr. Keffer was an associate at TA Associates, a growth private equity firm, and a financial analyst at Goldman Sachs & Co. Mr. Keffer also currently serves on the board of Array Corporation, a privately-held software development company. He previously served on the board of Opendoor Technologies Inc., an operator of an online real estate marketplace. Mr. Keffer received a B.A. in Economics from Stanford University.
We believe that Mr. Keffer’s extensive investment experience in the technology industry qualifies him to serve on our Board.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CLASS II DIRECTOR NOMINEES NAMED ABOVE

Class III Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders
Pratima Arora, age 46, has served as a member of our Board since February 2021. Since April 2025, Ms. Arora has served as Chief Product Officer at Smartsheet Inc., a work management software company. From June 2021 to December 2024, Ms. Arora served as Chief Product and Technology Officer at Chainalysis Inc., a blockchain data platform. Prior to joining Chainalysis, Ms. Arora served as General Manager and Vice President of Confluence at Atlassian Corporation Plc, a provider of software development and collaboration tools, from September 2017 to June 2021. From June 2008 to September 2017, Ms. Arora worked at Salesforce.com, Inc., a cloud-based customer relationship management software service, where she most recently served as Vice President of Product Management. Previously, Ms. Arora worked in various roles at SAP SE, an enterprise software management system, and Intuit Inc., a financial services software company. Ms. Arora received a B.S. in Physics from Sri Venkateswara College, Delhi University, and an M.B.A. from the Walter A. Haas School of Business at the University of California, Berkeley.
We believe Ms. Arora’s extensive experience in product management roles at technology companies qualifies her to serve on our Board.
Warren Jenson, age 69, has served as a member of our Board since December 2020. Mr. Jenson served as President and Chief Financial Officer at Nielsen Holdings plc, a firm specializing in audience measurement, data, and analytics, where he served from April 2023 to December 2024. From February 2012 to April 2023, Mr. Jenson worked at LiveRamp (formerly known as Axiom), a software-as-a-service company that provides identity and data connectivity services, where he most recently served as President, Chief Financial Officer and Executive Managing Director of International. Previously, Mr. Jenson served in C-suite positions with Electronic Arts, Amazon.com, Delta Air Lines and the National Broadcasting Company. Mr. Jenson currently serves on the board of directors of the USC Marshall School of Business, the Marriott School of Business at Brigham Young University, Ripple Labs Inc., a provider of cryptocurrency solutions for businesses, and Dropbox, Inc., a cloud-based file storage and collaboration platform. Mr. Jenson previously served on the board of directors of Delivery Hero SE, Jobcase, Inc., Cardtronics plc, and DigitalGlobe, Inc. Mr. Jenson received a B.S. in Accounting and a Master of Accountancy—Business Taxation from Brigham Young University.
We believe that Mr. Jenson’s extensive experience as both a director and an executive officer at several technology and prominent public and private companies qualifies him to serve on our Board.
Class I Directors Continuing in Office Until the 2028 Annual Meeting of Stockholders
Padmanabhan Srinivasan, age 51, has served as our Chief Executive Officer and a member of our Board since February 2024. Prior to DigitalOcean, Mr. Srinivasan served as the Chief Executive Officer of GoTo (formerly LogMeIn, Inc.), a provider of software as a service and cloud-based remote work tools for collaboration and IT management, from August 2022 to February 2024 and, prior to serving in such capacity, Mr. Srinivasan served as the Chief Product and Technology Officer at GoTo from June 2020 to August 2022. From June 2019 to June 2020, Mr. Srinivasan served as General Manager, Data, Machine Learning Platform Services, Alexa AI at Amazon. Previously, from June 2013 to June 2019, Mr. Srinivasan held a variety of positions at GoTo, where he most recently served as Senior Vice President, Products, General Manager. Prior to GoTo, Mr. Srinivasan co-founded Opstera, Inc., a cloud monitoring and management startup, which was acquired by a subsidiary of Microsoft Corporation in 2012. Earlier in his career, Mr. Srinivasan held various product and engineering leadership positions at both Oracle Corporation and Microsoft. Mr. Srinivasan received a B.S. in Electrical and Electronic Engineering from the Birla Institute of Technology and Science and an M.B.A. from Southern Methodist University.
We believe Mr. Srinivasan’s prior experience as a chief executive officer, extensive product and technical experience, as well as his insight into corporate matters as our Chief Executive Officer, make him a valuable member of the Board.
Hilary Schneider, age 65, has served as a member of our Board since November 2020. She has served as the Chief Executive Officer of SimpliSafe, Inc., a provider of smart home security systems, since November 2025. Ms. Schneider served as the Chief Executive Officer of Shutterfly, Inc., a photography and image sharing company, from January 2020 to May 2023. From January 2018 to November 2019, Ms. Schneider served as the Chief Executive Officer of Wag Labs, Inc., an on-demand dog walking company. Ms. Schneider served as President, Chief Executive Officer and a director of LifeLock, Inc., a formerly publicly-traded provider of identity theft protection, identity risk assessment and fraud protection services, from March 2016 to February 2017 and President from 2012 to 2016. Previously, Ms. Schneider held senior leadership roles at Yahoo!, a media and technology company, Knight Ridder, Inc., a media company, and Red Herring Communications, a media company. Ms. Schneider currently serves on the board of directors of Vail Resorts, Inc., a global mountain resort operator, Getty Images, Inc., a global visual content creator and marketplace, and Sleep Number

Corporation, a manufacturer of beds and bed accessories. Ms. Schneider previously served on the board of directors of Water.org from 2011 to 2025 and SendGrid, Inc. from July 2017 until its merger with Twilio Inc. in February 2019. Ms. Schneider holds a B.A. in Economics from Brown University and an M.B.A. from Harvard Business School.
We believe Ms. Schneider’s extensive experience with technology companies as both a director and an executive officer qualifies her to serve on our Board.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of the Board of Directors
As required under the NYSE listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors.
The Board has affirmatively determined that the following directors are independent directors within the meaning of the applicable NYSE listing standards: Mr. Adelman, Ms. Arora, Mr. Jenson, Mr. Keffer, and Ms. Schneider. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. Mr. Srinivasan is not independent due to his position as our Chief Executive Officer. The Board also previously determined that Amy Butte and Christopher Merritt, who did not stand for re-election at the Company’s 2025 Annual Meeting of Stockholders, were independent directors within the meaning of the applicable NYSE listing standards.
Board Leadership Structure
Pursuant to our Corporate Governance Guidelines, the Board will select the chairperson of the Board or, in the absence of a chairperson, the independent directors will select a lead independent director (the “Lead Independent Director”) in the manner that it determines to be in the best interests of our stockholders. The Board does not currently have a chairperson. Mr. Adelman currently serves as the Lead Independent Director of the Board, a role which he has most recently held from August 2024 and previously served in from June 2022 through August 2023, when he was appointed as our Executive Chairman on an interim basis and ceased to be independent. The Lead Independent Director has the authority, among other things, to preside over Board meetings, to develop meeting agendas and to provide the Chief Executive Officer feedback on the quality, quantity and timeliness of the information provided to the Board. Accordingly, the Chairperson or Lead Independent Director has substantial ability to shape the work of the Board. We believe that separation of the positions of Chairperson or Lead Independent Director and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having a Lead Independent Director creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and our stockholders, including with respect to risk management. As a result, we believe that having a Lead Independent Director can enhance the effectiveness of the Board as a whole.
Role of the Board in Risk Oversight
Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, and to enhance stockholder value. A fundamental part of risk management is not only understanding the most significant risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for a given company. The involvement of our full Board in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
In connection with its reviews of the operations of our business, our Board addresses the primary risks associated with our business including, for example, strategic planning, liquidity risk, organizational risk and operational risk. In addition, our Board provides oversight of and monitors management’s response to emerging risks and their potential impact on our business.
The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight.
The Audit Committee of the Board (the "Audit Committee") has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. The Audit Committee’s responsibilities also include oversight of management’s implementation of our cybersecurity risk management program, including management’s monitoring of our systems and mitigation strategies we use to prevent attacks, as discussed in more detail below. Furthermore, the Audit Committee oversees our procedures for receiving, retaining and investigating complaints regarding accounting, internal accounting controls or auditing matters and confidential and anonymous submissions by employees concerning questionable accounting and auditing matters through our 24x7 whistleblower hotline and online platform. Management provides the Audit Committee with periodic reports on our compliance programs and investment policy and practices.
Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. The Compensation Committee also oversees the implementation and effectiveness of our policies, strategies, programs and practices related to our human capital management function, as well as risks relating to the recruiting and retention of our executive officers and our broader compensation philosophy. In addition, our SVP, People provides regular reports on the progress of our human capital management metrics and initiatives to the Compensation Committee.
The Nominating and Corporate Governance Committee of the Board (the “Nominating and Corporate Governance Committee”) monitors the effectiveness of our corporate governance guidelines, and, as appropriate, will recommend changes to the Board. The Nominating and Corporate Governance Committee also assists the Board in monitoring our governance, including annual evaluation of our Board and committees, and compliance with certain regulatory matters.
At periodic meetings of the Board and its committees, management reports to and seeks guidance from the Board and its committees with respect to the most significant risks that could affect our business, such as competition risks, legal risks, information security and privacy risks, and financial, tax and audit-related risks and other risks discussed in our most recent Annual Report on Form 10-K.
Cybersecurity Risk Oversight
The Board and Audit Committee appreciate the rapidly evolving nature of threats presented by cybersecurity incidents and are committed to the prevention, timely detection and mitigation of the effects of such incidents on the Company. A number of individuals on our Board and executive team have experience in cybersecurity and related matters, including information security. As part of its cybersecurity risk oversight role, the Audit Committee receives regular updates on cybersecurity threats to our business and our mitigation processes. Our Chief Information Security Officer provides in-depth reviews of our cybersecurity performance and risk profile to our executive officers and the Audit Committee on a regular basis and also briefs the full Board at least annually, as well as on an ad hoc basis upon request, on cybersecurity risk oversight activities and preparedness efforts. We have developed and implemented a cybersecurity risk management program, which includes administrative, technical and physical safeguards designed to maintain the confidentiality, integrity and availability of company and customer information. Our cybersecurity risk management program is integrated into our overall enterprise risk management program, and shares common methodologies, reporting channels and governance processes that apply across the enterprise risk management program to other legal, compliance, strategic, operational, and financial risk areas, including the involvement of cross-functional teams and, depending on the nature and severity of an incident, an escalation path to notify our executive and senior management teams and our Board.
Meetings of the Board of Directors
The Board met five times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served held during the portion of the last fiscal year for which he or she was a director or committee member. Seven out of eight of our then-serving directors attended the 2025 Annual Meeting of Stockholders.

Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides the (i) current membership and (ii) meeting information for fiscal year 2025 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Warren Adelman	X		X*
Pratima Arora		X	X
Warren Jenson	X*	X
Pueo Keffer		X	X
Hilary Schneider	X	X*
Total meetings in fiscal year 2025	4	5	2
______________
*Committee chair
Below is a description of each committee of the Board.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NYSE rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The primary purpose of the Audit Committee is to discharge the responsibilities of the Board with respect to:
•overseeing our corporate accounting and financial reporting processes, systems of internal control, financial statement audits and the integrity of our financial statements;
•managing the selection, engagement terms, fees, qualifications, independence and performance of the registered public accounting firms engaged as our independent outside auditors for the purpose of preparing or issuing an audit report or performing audit services (the “Auditors”);
•maintaining and fostering an open avenue of communication with our management, internal audit group and Auditors;
•reviewing any reports or disclosures required by applicable law and stock exchange listing requirements;
•overseeing the design, implementation, organization and performance of our internal audit function;
•helping the Board oversee our legal and regulatory compliance;
•assisting the Board with its oversight of our processes and policies on risk identification, management and assessment with respect to financial, accounting, operational, tax, privacy and cybersecurity and information technology risk exposures; and
•providing regular reports and information to the Board.
The Audit Committee is composed of three directors: Mr. Jenson, Mr. Adelman, and Ms. Schneider. The Audit Committee met four times during the last fiscal year. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at investors.digitalocean.com.

The Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent within the meaning of the applicable NYSE listing standards and SEC regulations.
The Board has also determined that each of Mr. Adelman, Mr. Jenson, and Ms. Schneider qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of each Audit Committee member’s level of knowledge and experience based on a number of factors, including formal education and experience in the corporate finance sector.
Audit Committee Report
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2025, with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Members of the Audit Committee
Warren Jenson (Chair)
Warren Adelman
Hilary Schneider

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
The Compensation Committee acts on behalf of the Board to review, oversee and approve (or make recommendations to the full Board to approve) the Company’s compensation strategy, policies, plans and programs, including:
•overseeing our compensation strategy and practices with a goal to attract, incentivize, retain and reward top quality executive management and employees;
•reviewing and determining the compensation to be paid to our executive officers and directors and employment and post-employment arrangements applicable to executive officers;
•overseeing executive officer succession planning;
•administering incentive and equity-based compensation plans;
•reviewing and discussing with management our compensation disclosures in the section titled “Compensation Discussion and Analysis” of this Proxy Statement;
•reviewing our practices and policies of employee compensation as they relate to risk management and risk-taking incentives, including policies for recovery or clawback of compensation;
•implementing and monitoring compliance with our stock ownership guidelines; and
•assisting us in our oversight of the development, implementation and effectiveness of our policies and strategies relating to our human capital management function, including but not limited to those policies and strategies regarding recruiting, retention, career development and progression, management succession, and employment practices.

The Compensation Committee is composed of four directors: Ms. Schneider, Ms. Arora, Mr. Jenson, and Mr. Keffer. All members of the Company’s Compensation Committee are independent within the meaning of the applicable NYSE listing standards. The Compensation Committee met five times during the last fiscal year.
The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at investors.digitalocean.com.
Compensation Committee Processes and Procedures
The Compensation Committee typically meets quarterly and with greater frequency if necessary, and a portion of such meetings is typically spent in executive session. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, to provide financial or other background information, or advice or to otherwise participate in Compensation Committee meetings. Our Chief Executive Officer may not participate in, or be present during, any deliberations or recommendations of the Compensation Committee regarding his compensation or individual performance objectives.
The charter of the Compensation Committee grants the Compensation Committee access to all Company books, records, facilities and personnel as deemed necessary or appropriate by any member of the Compensation Committee. In addition, under the charter, the Compensation Committee has the authority to retain legal, accounting or other outside advisors, including compensation consultants, and determine compensation terms for those advisors at the expense of the Company. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors, prescribed by the SEC and NYSE, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees or management as appropriate. The purpose of this delegation of authority is to enhance the flexibility of equity award administration within the Company and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee.
Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined cash bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year; however, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee are currently, or have been at any time, one of our executive officers or employees. None of our executive officers currently serve, or have served during the last year, as a member of the board of directors or compensation committee of any entity where an executive officer of such other entity serves or served as a member of our Board or Compensation Committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for:
•helping the Board oversee our corporate governance functions and develop, update as necessary and recommend to the Board the governance principles applicable to us;
•evaluating the performance of our Chief Executive Officer and discussing chief executive officer succession planning with the Board;
•identifying, evaluating and recommending and communicating with candidates qualified to become Board members or nominees for directors of the Board consistent with criteria approved by the Board, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on the Board; and
•making other recommendations to the Board relating to our directors.
The Nominating and Corporate Governance Committee is composed of three directors: Mr. Adelman, Mr. Keffer, and Ms. Arora. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the applicable NYSE listing standards. The Nominating and Corporate Governance Committee met two times during the last fiscal year. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at investors.digitalocean.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing expertise from which he or she is able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders; however, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. Although we have no formal policy regarding board diversity, in conducting this assessment, the Nominating and Corporate Governance Committee will typically consider skills, backgrounds and experiences, and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.
The Nominating and Corporate Governance Committee regularly identifies and considers qualities, skills and other director attributes that would enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee will also determine whether the nominee is independent for NYSE purposes, which determination will be based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee will then use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee will conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee will meet to discuss and consider the candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Corporate Secretary, DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021. Submissions should include any supporting material the stockholder considers appropriate in support of that recommendation but must include information that would be required under the “advance notice” provisions of our bylaws and rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate. Stockholders must also satisfy the notification, timeliness, consent, and information requirements set forth in our bylaws. All recommendations received by the Corporate Secretary that satisfy our “advance notice” bylaw requirements relating to director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. See “Questions and Answers About These Proxy Materials and Voting - When are stockholder proposals and director nominations due for next year’s annual meeting?”
Executive Sessions and Stockholder Communications with the Board of Directors
The Board’s independent directors meet at regularly scheduled executive sessions without management present. When in office, the Lead Independent Director presides at executive sessions of independent directors.

Our stockholders and other interested parties may communicate with any member or members of our Board by writing to our Corporate Secretary at DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021. Written communications may be addressed to the Chairperson or Lead Independent Director, the chair of any of the Audit, Compensation and Nominating and Corporate Governance Committees, or to the non-management or independent directors as a group. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.
Any such communication will be reviewed by our Corporate Secretary, who will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case our Corporate Secretary shall discard the communication.
Code of Ethics
The Company has adopted the Code of Business Conduct and Ethics that applies to all executive officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at investors.digitalocean.com. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our Code of Business Conduct and Ethics on our website at investors.digitalocean.com.
Corporate Governance Guidelines
Our Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, Board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and Board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at investors.digitalocean.com.

NON-EMPLOYEE DIRECTOR COMPENSATION
The following table sets forth information regarding compensation earned by or paid to our non-employee directors for the fiscal year ended December 31, 2025. Padmanabhan Srinivasan receives no compensation for his service on the Board and his compensation from the Company is set forth in the "Summary Compensation Table".

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Warren Adelman	—	296,920	296,920
Pratima Arora	62,500	201,793	264,293
Warren Jenson	—	277,920	277,920
Pueo Keffer	—	264,363	264,363
Hilary Schneider	—	272,563	272,563
Amy Butte(4)	28,066	—	28,066
Christopher Merritt(4)	—	21,222	21,222
______________
(1)The amounts shown in this column reflect the cash fees that such non-employee directors received under our non-employee director compensation policy for the fiscal year ended December 31, 2025. Non-employee director fees are paid quarterly at the end of each fiscal quarter.
(2)Pursuant to the non-employee director compensation policy, each of our non-employee directors has the option to be paid in the form of cash or fully-vested restricted stock unit (“RSU”) awards. Each of Ms. Schneider and Messrs. Adelman, Jenson, Keffer and Merritt elected to be paid in RSUs for fees earned with respect to the fiscal year ended December 31, 2025. In addition, pursuant to the non-employee director compensation policy, each of the non-employee directors as of the close of business on the date of our 2025 Annual Meeting of Stockholders automatically received an Annual Grant (as defined below). With respect to RSU grants, the number of shares of common stock granted to a director was based on a multi-day average of the price per share of our common stock on the NYSE over a trailing period, as determined by the Company. The grant date fair value was calculated in accordance with Financial Accounting Standard Board Accounting Standards Codification, Topic 718 (“ASC Topic 718”) based on the closing stock price at the grant date. This amount does not reflect the actual economic value that may be realized by the director. The grant date fair values of the RSUs granted to our non-employee directors in 2025 are as follows:

Name	Quarter Ended March 31, 2025 ($)	Annual Grant June 9, 2025 ($)	Quarter Ended June 30, 2025 ($)	Quarter Ended September 30, 2025 ($)	Quarter Ended December 31, 2025 ($)	Total ($)
Warren Adelman	21,937	201,793	24,247	22,477	26,466	296,920
Pratima Arora	—	201,793	—	—	—	201,793
Warren Jenson	16,461	201,793	19,764	18,344	21,558	277,920
Pueo Keffer	14,424	201,793	15,936	14,791	17,419	264,363
Hilary Schneider	14,992	201,793	17,165	17,729	20,884	272,563
Amy Butte	—	—	—	—	—	—
Christopher Merritt	11,520	9,702	—	—	—	21,222
(3)The following table sets forth (a) the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2025, and (b) the aggregate number of outstanding options held by each non-employee director as of December 31, 2025.

Name	Total RSUs Held	Total Options Held
Warren Adelman	6,968	113,999
Pratima Arora	6,968	—
Warren Jenson	6,968	100,000
Pueo Keffer	6,968	—
Hilary Schneider	6,968	100,000
(4)Ms. Butte and Mr. Merritt resigned from our Board of Directors effective June 2025.
Non-Employee Director Compensation Policy
Under our DigitalOcean Holdings, Inc. Non-Employee Director Compensation Policy ("Non-Employee Director Compensation Policy"), each of our non-employee directors is eligible to receive compensation for service on the Board and committees of the Board as set forth below.
Cash Compensation
In March 2025, we amended our Non-Employee Director Compensation Policy to better align our cash compensation retainer payments to our non-employee directors with those of our peers. Effective March 2025, each non-employee director will receive the following cash compensation (as applicable) for serving on the Board and its committees, provided that such compensation may be paid in fully vested RSUs if the non-employee director so elects, as further described under the sub-heading "Retainer Grants":
•$50,000 (increased from the prior rate of $35,000) annual cash retainer for service as a Board member and an additional annual cash retainer of $25,000 for service as the Chairperson or Lead Independent Director of the Board;
•$10,000 annual cash retainer for service as a member of the Audit Committee and $20,000 annual cash retainer for service as chair of the Audit Committee (in lieu of the committee member service retainer);
•$7,500 annual cash retainer for service as a member of the Compensation Committee and $15,000 annual cash retainer for service as chair of the Compensation Committee (in lieu of the committee member service retainer); and
•$5,000 (increased from the prior rate of $4,000) annual cash retainer for service as a member of the Nominating and Governance Committee and $10,000 (increased from the prior rate of $8,000) annual cash retainer for service as chair of the Nominating and Governance Committee (in lieu of the committee member service retainer).
The annual cash compensation amounts are payable in equal quarterly installments in arrears following the end of each quarter in which the service occurred, pro-rated for any partial months of service.
Equity Compensation
Retainer Grants. Each non-employee director may elect to convert his or her cash compensation under the policy into an RSU award for common stock (the “Retainer Grant”). If a non-employee director timely makes this election, each such Retainer Grant will be automatically granted on the date the corresponding cash compensation otherwise would be paid under the policy. Each Retainer Grant will be valued at the aggregate amount of the corresponding cash compensation otherwise payable to the non-employee director and will be fully vested on the date of grant.
Initial Grant. Each new non-employee director who joins the Board will automatically receive an RSU award valued at $400,000 (the “Initial Grant”). Each Initial Grant will vest over three years, with one-third of the Initial Grant vesting on each of the first, second and third anniversaries of the date of grant, subject to the non-employee director’s continued service to us through the applicable vesting dates.
Annual Grant. On the date of each annual meeting of our stockholders, each person who is then a non-employee director will automatically receive an RSU award valued at $200,000 (the “Annual Grant”). Each Annual Grant will vest on the earlier of (i) the date of the following year’s annual meeting of our stockholders (or the date immediately prior to the next annual meeting of our stockholders if the non-employee director’s service as a director ends at such meeting due to the director’s failure to be re-elected or the director not standing for re-election); or (ii) the first anniversary of the date of grant, subject to the non-employee director’s continued service to us through the applicable vesting date.
In October 2025, we amended our Non-Employee Director Compensation Policy to provide that the number of shares of common stock underlying each Retainer Granter, Initial Grant, or Annual Grant, as applicable, will be calculated based on the average fair market value of the underlying common stock based on a multi-day average of the price per share of our common stock on the NYSE over a trailing period as determined by us.
Any unvested Initial Grant or Annual Grant held by each non-employee director who is providing services as of immediately prior to a “corporate transaction” (as defined in our DigitalOcean Holdings, Inc. 2021 Equity Incentive Plan) will become fully vested as of immediately prior to the closing of such corporate transaction.
Expenses
We will reimburse each eligible non-employee director for ordinary, necessary and reasonable out-of-pocket travel expenses to cover in-person attendance at, and participation in, Board and committee meetings.

Stock Ownership Guidelines
In March 2024, our Board adopted stock ownership guidelines (the “Stock Ownership Guidelines”) to more closely align the financial interests of our executive officers and non-employee directors with the interests of our stockholders. The Stock Ownership Guidelines were amended in February 2026. The Stock Ownership Guidelines provide that non-employee directors are required to own Company stock with a value at least equal to five times the amount of the annual retainer paid to directors (reflecting an increase over the requirement in effect during fiscal year 2024, which set the threshold at three times the annual retainer amount paid to directors). Each of our non-employee directors has until the later of (1) three years following their appointment to our Board or (2) March 25, 2029 to satisfy the stock ownership requirement.
Qualifying shares under the Stock Ownership Guidelines consist of: (i) shares of our common stock held directly or beneficially owned by the non-employee director or his or her immediate family members residing in the same household and (ii) shares held in trusts or similar entities for the benefit of the non-employee director or his or her immediate family members. Unvested equity awards or unexercised stock options are not considered qualifying shares under the Stock Ownership Guidelines.

PROPOSAL 2: RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2026, and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PwC has served as our auditor since 2023. Representatives of PwC are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of PwC as our independent registered public accounting firm; however, the Board is submitting the selection of PwC to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of a majority of the votes cast on this matter will be required to ratify the selection of PwC.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2025, and December 31, 2024, by PwC, the Company’s principal accountant.

	Fiscal Year Ended
	2025	2024
	(in thousands)
Audit Fees(1)	$2,881	$2,348
Audit-related Fees	—	—
Tax Fees(2)	331	372
All Other Fees(3)	2	2
Total Fees	$3,214	$2,722
______________
(1)Audit fees consist of fees for professional services provided in connection with the audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, and audit services that are normally provided by an independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. The audit fees for the fiscal year ended December 31, 2025, also include fees for professional services provided in connection with our convertible note offering, including comfort letters.
(2)Tax fees consist of fees for professional services for tax compliance, advice and planning services.
(3)All other fees consist of fees for access to publications, online subscriptions and other non-audit and accounting research services.
All fees described above were pre-approved by the Audit Committee in accordance with the policy described below.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedure for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, PwC. The policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee. The Audit Committee has delegated to the chair of the Audit Committee the authority to approve audit services, audit-related services, tax services and other non-audit services to be rendered by our independent registered public accounting firm subject to a maximum dollar amount, provided that any approval of services by the chair of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.
The Audit Committee has determined that the rendering of services other than audit services by PwC is compatible with maintaining the principal accountant’s independence.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL 3: APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with the requirements of Section 14A of the Exchange Act, we are providing our stockholders the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.
You are encouraged to review the section titled “Executive Compensation” and, in particular, the section titled “Executive Compensation—Compensation Discussion and Analysis” in this Proxy Statement, which provides a comprehensive review of our executive compensation program and its elements, objectives and rationale.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers in its totality, as described in this Proxy Statement, in accordance with the compensation disclosure rules of the SEC.
In accordance with Section 14A of the Exchange Act, stockholders are asked to approve the following non-binding resolution:
“RESOLVED, that the Company’s stockholders hereby approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2026 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative.”
The approval of this non-binding proposal requires the affirmative vote of a majority of votes cast on this matter.
Since this proposal is an advisory vote, the result will not be binding on our Board or Compensation Committee; however, our Board values our stockholders’ opinions, and the Board and Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
Our current policy is to annually hold a non-binding advisory vote to approve the compensation of our named executive officers, and we expect to conduct the next advisory vote at our 2027 Annual Meeting of Stockholders.
OUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPROVAL OF THE NON-BINDING
RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION

EXECUTIVE OFFICERS
The following table sets forth information for our executive officers as of the date of this Proxy Statement:

Name	Age	Position
Padmanabhan Srinivasan	51	Chief Executive Officer and Director
W. Matthew Steinfort	56	Chief Financial Officer
Vinay Kumar	47	Chief Product and Technology Officer
Padmanabhan Srinivasan. Biographical information for Padmanabhan Srinivasan is included above with the director biographies under the caption “Class I Director Continuing in Office Until the 2028 Annual Meeting of Stockholders.”
W. Matthew Steinfort has served as our Chief Financial Officer since January 2023. From September 2017 to December 2022, Mr. Steinfort served as the Chief Financial Officer of Zayo Group Holdings, Inc., a provider of telecommunications infrastructure services, and, prior to serving in such capacity, Mr. Steinfort served as the Executive Vice President, Corporate Strategy, Development and Administration at Zayo from November 2016 to September 2017. From February 2006 to November 2016, Mr. Steinfort served as Co-Founder and Chief Executive Officer of Envysion, Inc., a video intelligence SaaS company, where he also served on the board of directors from January 2013 until its merger with Motorola Solutions, Inc. in November 2021. Previously, Mr. Steinfort was the Senior Vice President of Corporate Strategy at ICG Communications, a communications company that provides data and voice services, and held a variety of vice president roles at Level 3 Communications, an internet and telecommunications provider. Earlier in his career, Mr. Steinfort held positions at management consultancy Bain & Company and IT consultancy Cambridge Technology Partners. Mr. Steinfort received a B.S.E. in Civil Engineering and Operations Research from Princeton University and an M.B.A. from the MIT-Sloan School of Management.
Vinay Kumar has served as our Chief Product and Technology Officer since January 2026. Prior to joining us, he spent over a decade at Oracle Corporation, from August 2015 to January 2026, serving in various product and engineering leadership roles, most recently as Senior Vice President, Product Development. Prior to joining Oracle, Mr. Kumar led product management for AWS storage services, including Elastic Block Store and Simple Storage Service. He also spent several years working for EMC and Akamai. Mr. Kumar holds a B.E. in Electronics and Communication from Bangalore University and an M.B.A. from Babson College in Massachusetts.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview
The following Compensation Discussion and Analysis describes the material elements of our executive compensation program for the fiscal year ended December 31, 2025. It also provides an overview of our compensation philosophy and objectives, our process for setting executive compensation and how the Compensation Committee arrived at the specific compensation decisions for our named executive officers for fiscal year 2025, as set forth below. Each individual who served as an executive officer (as defined under Rule 3b-7 of the Exchange Act) of our company during fiscal year 2025 is included as a named executive officer
Our named executive officers for the fiscal year ended December 31, 2025, were:
•Padmanabhan Srinivasan, our Chief Executive Officer;
•W. Matthew Steinfort, our Chief Financial Officer;
•Lawrence D'Angelo, our Chief Revenue Officer; and
•Bratin Saha, our former Chief Product and Technology Officer;
Business Highlights
Our Business
DigitalOcean is an agentic inference cloud platform that helps AI and Digital Native Enterprises build, run, and scale intelligent applications with speed, simplicity, and predictable economics. The platform combines production-ready GPU infrastructure, a full-stack cloud, model-first inference workflows, and an agentic experience layer to reduce operational complexity and accelerate time to production. Our customers include growing technology companies across numerous industry verticals ranging from online gaming to fintech to cybersecurity, among many others, and leverage our platform for a wide variety of use cases, such as building and hosting websites, developing new web and mobile applications, integrating AI into their businesses, and building AI products and applications, among many others. We believe that being simple, scalable and approachable, while offering a comprehensive range of integrated cloud and AI products, are our key differentiators, driving a broad range of customers around the world whose needs are not being fully met by larger cloud providers to build and grow their businesses on our platform.
We offer a comprehensive set of cloud platform capabilities which span across Infrastructure-as-a-Service (“IaaS”), including Droplet virtual machines, storage and networking offerings; Platform-as-a-Service (“PaaS”) and Software-as-a-Service (“SaaS”), including Managed Hosting, Managed Database, Managed Kubernetes and Marketplace offerings. We also offer a comprehensive artificial intelligence and machine learning (“AI/ML”) platform - DigitalOcean Gradient® AI Agentic Cloud, which includes Gradient AI Infrastructure with offerings such as GPU Droplets and Bare Metal GPUs; the Gradient AI Platform which offers various building block services including Large Language Models (“LLMs”); and Gradient AI Agents.
Fiscal Year 2025 Financial Highlights
•Revenue was $901 million, an increase of 15% year-over-year.
•Gross profit was $540 million, an increase of 16% year-over-year, and gross profit margin was 60%.
•Net income attributable to common stockholders was $259 million, an increase of 207% year-over-year, and net income margin was 29%.
•Adjusted EBITDA* was $375 million, an increase of 14% year-over-year, and adjusted EBITDA margin* was 42%.
•Diluted net income per share was $2.52 and non-GAAP diluted net income per share* was $2.12.

* To supplement our consolidated financial statements, which are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we provide investors with certain non-GAAP financial measures, including adjusted EBITDA and adjusted EBITDA margin; and non-GAAP diluted net income per share. For a full reconciliation of each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP, see pages 63-65 of the Annual Report.
Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is effective at driving performance and supporting long-term growth for our stockholders while mitigating risk. The following summarizes our executive compensation and related policies and practices that were in effect in 2025:

What We Do	What We Don’t Do
•Independent Compensation Committee. Our Compensation Committee consists solely of independent members of our Board.
•Independent Compensation Consultant. Our Compensation Committee has retained an independent third-party compensation consultant for guidance in making compensation decisions.
•Conduct Annual Compensation Review. The Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
•Compensation At-Risk; Pay-for-Performance Philosophy. Our annual cash bonus plan for all of our executive officers is performance-based and dependent upon our achievement of specific annual financial objectives established each year (one executive officer, Mr. D'Angelo, instead participated in our sales incentive compensation plan for fiscal year 2025, which is also performance-based). In addition, equity awards are an integral part of our executive compensation program, and represent the most significant “at-risk” portion of compensation for executive officers. In 2025, 65% of the annual equity awards granted to our executive officers was performance-based and contingent upon our achievement of annual financial objectives established each year. In addition, multi-year vesting periods for equity awards strongly align our executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our executive officers to remain in our long-term employ.

•No Single-Trigger Change in Control Arrangements. We do not provide single-trigger vesting acceleration upon a change in control. All change in control payments and benefits under our severance arrangements require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid.
•No Tax Reimbursements or Perquisites. We do not provide our executive officers with any excise tax gross-ups or other material perquisites.
•Anti-Hedging and Anti-Pledging. We prohibit hedging and pledging of DigitalOcean stock.
•No Special Retirement, Health or Welfare Benefits. We do not provide our executive officers with any retirement, health or welfare benefit programs, other than participation in our broad-based employee plans and programs on the same basis as our other full-time, salaried employees.

Say-on-Pay Vote on Executive Compensation
At the 2025 Annual Meeting of Stockholders, approximately 86% of votes cast approved the “say-on-pay” proposal regarding the compensation awarded to our named executive officers. We take the views of our stockholders seriously and view this result as an indication that the principles of our executive compensation program are generally supported by our stockholders. We have adopted a policy pursuant to which we plan to hold a say-on-pay vote on an annual basis. A “say-on-frequency” vote is required every six years, and as such, our next say-on-frequency vote will be in 2029.

Executive Compensation Philosophy and Objectives
Our executive compensation program is guided by our overarching philosophy of paying for demonstrable performance and aligning the compensation of our executive officers with the long-term interests of our stockholders. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:
•attract, motivate, incentivize and retain a highly-skilled team of executive officers who contribute to our long-term success;
•provide compensation packages to our executive officers that are competitive and reward the achievement of our financial, operational and strategic objectives; and
•effectively align our executive officers’ interests with the interests of our stockholders by focusing on long-term equity incentives that correlate with the growth of sustainable long-term value for our stockholders.
Our executive compensation program generally consists of the following three principal components: base salary, performance-based cash bonus and long-term equity incentive compensation. We also provide our executive officers with benefits available to our employees in the same location of residence as the respective executive officer, including retirement benefits, participation in employee benefit plans and participation in our 2021 Employee Stock Purchase Plan (“ESPP”).
We believe our executive compensation program is reasonable and competitive, and appropriately balances the goals of attracting, motivating, rewarding and retaining our executive officers with the goal of aligning their interests with those of our stockholders. The annual compensation of our executive officers typically varies from year to year in a manner that is consistent with our “pay-for-performance” philosophy. Specifically, our executive compensation program emphasizes “variable” and “at-risk” pay over “fixed” pay.
Process for Setting Executive Compensation
Role of the Compensation Committee
Compensation decisions for our executive officers are determined by the Compensation Committee, with input from Compensia, our independent compensation consultant, and, as appropriate, management (including our Chief Executive Officer, except in regard to his own compensation). The Compensation Committee reviews the compensation of our executive officers on an annual basis to ensure the executives are appropriately compensated and motivated, and makes adjustments as necessary.
Pursuant to its charter, the Compensation Committee is primarily responsible for establishing, approving and adjusting compensation arrangements for our executive officers, for reviewing and approving performance goals and objectives relevant to these compensation arrangements, and for considering factors related to company performance. For additional information about the Compensation Committee, see the section titled “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee.”
Generally, the Compensation Committee’s process for determining executive compensation comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than our Chief Executive Officer, the Compensation Committee solicits and considers performance evaluations and recommendations submitted to the Compensation Committee by our Chief Executive Officer. In the case of our Chief Executive Officer, the Compensation Committee, following review of the Chief Executive Officer's performance, determines whether to approve and recommend to the independent members of the full Board for their approval any adjustments to our Chief Executive Officer’s compensation. For all executive officers, the Compensation Committee may, as part of its deliberations, review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to the individuals in various hypothetical scenarios, executive stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive compensation paid at other peer group companies identified by the consultant.
In addition, under the charter, the Compensation Committee has the authority to retain legal, accounting or other outside advisors, including compensation consultants, and determine compensation terms for those advisors at the expense of the Company. For the fiscal year ended December 31, 2025, the Compensation Committee retained Compensia to review and assess our executive compensation practices relative to market compensation practices and to provide market compensation data. For additional information on this engagement, see the section below titled “Role of the Compensation Consultant.”
Role of Management
In discharging its responsibilities, the Compensation Committee works with members of our management, including our Chief Executive Officer, Chief Financial Officer, General Counsel and SVP, People. Our management assists the Compensation Committee by providing information on corporate and individual performance, market compensation data and management’s perspective on compensation matters. The Compensation Committee solicits and reviews management’s recommendations and proposals with respect to adjustments to annual cash compensation, long-term equity incentive compensation opportunities, program structures and other compensation-related matters for our executive officers (other than with respect to their own compensation). The Compensation Committee reviews and discusses these recommendations and proposals with management and considers them as one factor in determining the compensation for our executive officers. Our executive officers recuse themselves from all deliberations and recommendations regarding their own compensation. The Compensation Committee has also delegated limited authority to certain members of management to make equity grants to certain employees who are not executive officers within pre-approved guidelines.
Role of the Compensation Consultant
For fiscal year 2025, the scope of Compensia’s engagement for the Compensation Committee included:
•advising the Compensation Committee on executive compensation trends and regulatory developments;
•researching, developing and reviewing the compensation peer group used for fiscal year 2025 executive compensation benchmarking;
•presenting market data and analysis to assist the Compensation Committee in developing executive compensation levels, including appropriate salaries and the size and structures of target bonus amounts and equity awards for our executive officers, including our incoming executives;
•reviewing market and peer group equity usage metrics with an understanding of our equity budget relative to market;
•reviewing and advising on our overall equity strategy and guidelines;
•advising on our non-employee director compensation program;
•advising on our stock ownership guidelines for non-employee directors and executive officers; and
•supporting other ad hoc matters throughout the year.
The Compensation Committee has analyzed whether the work of Compensia as compensation consultant raises any conflict of interest, taking into account relevant factors in accordance with SEC rules and stock exchange listing standards. Based on its analysis, the Compensation Committee determined that the work of Compensia during 2025 did not create any conflict of interest pursuant to the SEC rules and stock exchange listing standards.
Use of Competitive Market Data
For purposes of comparing our executive compensation against the competitive market, the Compensation Committee reviews and considers the compensation levels and practices of a group of peer companies. This compensation peer group consists of publicly-traded technology companies against which we compete for executive talent and that are similar to us in terms of revenue, market capitalization and industry focus. The competitive data drawn from this compensation peer group is only one of several factors that the Compensation Committee considers, however, in formulating its recommendations with respect to the compensation of our executive officers.

In July 2024, the Compensation Committee, with the assistance of Compensia, identified a group of companies that would be appropriate peers for fiscal 2025 compensation decisions, based on the following criteria:
•Industry: software and technology companies
•Revenue: 0.5x to 2.0x our trailing four quarters of revenue
•Market Capitalization: 0.3x to 3.0x our 30-day average market capitalization
The peer group of companies that the Compensation Committee referenced for purposes of fiscal year 2025 compensation decisions was as follows:

Altair Engineering	Five9	Rapid7
Appian	Freshworks	Smartsheet
Asana	Jamf Holding	SolarWinds
BigCommerce Holdings	Marqueta	Workiva
Cloudflare	MongoDB	Zuora
Commvault Systems	PagerDuty
Fastly	Progress Software
The Compensation Committee reviews our peer group at least annually and makes adjustments to its composition, if warranted, taking into account changes in both our business and the businesses of the companies in the peer group. For 2025 compensation benchmarking, HashiCorp and Squarespace were removed from the peer group because they were subjects of pending acquisitions. Commvault Systems and Freshworks were added to the peer group because they met the targeted selection criteria and because of the comparable nature of their businesses.
Using data compiled from the peer companies, Compensia completed an assessment of our executive compensation to inform the Compensation Committee’s determinations regarding executive compensation for 2025. Compensia prepared, and the Compensation Committee reviewed, a range of market data reference points with respect to base salary, performance-based cash bonuses, long-term equity compensation, total target cash compensation (base salary and annual target performance-based cash bonus) and total direct compensation (total target cash compensation and long-term equity compensation) of each of the executive officers. The Compensation Committee does not benchmark our named executive officers' compensation to a specific percentile of the market or of our peer companies. The Compensation Committee considers other factors as described below under “Factors Used in Determining Executive Compensation.”
Factors Used in Determining Executive Compensation
The Compensation Committee, using its members' professional experience and judgment, sets the compensation of our executive officers at levels determined to be competitive and appropriate for each executive officer. Pay decisions are not made by use of a formulaic approach or benchmark; the Compensation Committee believes that executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the Compensation Committee generally takes into consideration the factors listed below:
•Company and individual performance
•Existing business needs and criticality for future business needs and performance
•Range of market data reference points, as described above under “Use of Competitive Market Data”
•Recommendations from the independent compensation consultant
•Value of existing equity holdings, including the potential value of unvested equity awards
•Scope of job function and skill set
•Need to attract new talent and retain existing talent in a highly-competitive industry

2025 Executive Compensation Program
Executive officer compensation for the fiscal year ended December 31, 2025 consisted of the following components (subject to certain exceptions, such as Mr. D'Angelo's participation in our sales incentive compensation plan, which are discussed in further detail below):

Compensation Element	How Payout is Determined	Performance Measures	Purpose

Base Salary (fixed; paid in cash)	Compensation Committee reviews and determines base salary on an annual basis based on a number of factors, including company and individual performance and market data obtained from our independent compensation consultant	N/A	•Provides stable income for performing job responsibilities •Attracts highly-qualified executives
Performance-Based Cash Bonus (variable; paid in cash)	Compensation Committee reviews target bonus percentages on an annual basis and determines executive bonus payouts based on predetermined corporate financial objectives	•Percentage of revenue growth •Adjusted free cash flow margin	•Motivates and rewards executives for achievement of company financial goals •Aligns management and stockholder interests by linking pay to financial performance
Long-Term Equity Incentive - Time-Based RSUs (variable; paid in equity)
Compensation Committee reviews and determines amounts and terms of time-based RSU grants for executive officers annually based on a number of factors, including corporate and individual performance and market data obtained from our independent compensation consultant
Value of an RSU as of the date of vesting is based on stock price on the date of vesting, which links the awards to overall performance and the creation of value for our stockholders
•Represents 35% of the total annual long-term equity incentive award for our executive officers
•Serves a retention function
•Aligns management and stockholder interests by facilitating management ownership and tying value of award at vesting to stock price at vesting

Long-Term Equity Incentive - PSUs (variable; paid in equity)
Compensation Committee reviews and determines amounts and terms of performance-based RSU (“PSU”) grants for executive officers, except our chief executive officer, annually based on a number of factors, including corporate and individual performance and market data obtained from our independent compensation consultant

•Annual run-rate revenue
•Adjusted free cash flow margin
•Value of a PSU as of the date of vesting is based on stock price on the date of vesting, which links the awards to the creation of value for our stockholders

•Represents 65% of the total annual long-term equity incentive award
•PSUs further align interests with our stockholders in driving long-term company performance and growth in value. PSU vesting is contingent upon our achievement of specified corporate performance goals
•Serves a retention function

Base Salary
Base salary represents the fixed portion of the compensation of our executive officers, and is an important element of compensation intended to attract and retain highly talented individuals. The Compensation Committee’s decisions on base salary levels for the executive officers generally occur in the first quarter of each year (absent extenuating circumstances) and are primarily based on its review of competitive market information for comparable positions, the executive’s performance of his or her duties, the criticality of the executive’s role to the execution of corporate strategy, and the executive’s potential to impact future business results. For our executive officers other than our Chief Executive Officer, the Compensation Committee also considers our Chief Executive Officer’s recommended salary adjustments based on position relative to the competitive market information. Base salaries are reviewed by our Compensation Committee annually and are adjusted from time-to-time as deemed appropriate.
In February 2025, the Compensation Committee reviewed the base salaries of our then-serving executive officers and determined not to make any adjustments to the base salaries of our executive officers. Set forth below are the base salaries for each of our named executive officers as of both December 31, 2024, and December 31, 2025:

Named Executive Officer	Base Salary as of December 31, 2024 ($)	Base Salary as of December 31, 2025 ($)	Percentage Change
Padmanabhan Srinivasan	600,000	600,000	—
W. Matthew Steinfort	540,000	540,000	—
Lawrence D'Angelo	425,000	425,000	—
Bratin Saha(1)	500,000	—	—
______________
(1)Mr. Saha's base salary was increased to $515,000 in March 2025 as part of our annual performance review cycle. Mr, Saha resigned from the Company in November 2025.
The actual base salary amounts paid to our named executive officers for fiscal year 2025 are set forth in the “Summary Compensation Table” below.
Performance-Based Cash Bonus
Our annual performance-based cash bonus awards apply to certain key executives, including all of our named executive officers (with the exception of Mr. D'Angelo, who participates in our sales incentive compensation plan), the details of which are discussed more fully under "Sales Incentive Compensation Plan" below. The performance-based cash bonus awards provide incentive compensation that is specifically designed to motivate our executive officers to achieve annual financial objectives set by the Compensation Committee and to reward them for results and achievements in a given year. The annual target bonus opportunities for our executive officers are generally determined by the Compensation Committee in the first quarter of each year and expressed as a percentage of each individual’s annual base salary. After a review of the factors described in the section above, in February 2025, the Compensation Committee determined that the annual target bonus opportunity for each of our named executive officers (with the exception of Mr. D'Angelo) should remain the same as in the prior year. Bonuses are payable based on the target bonus percentage in effect as of the end of the applicable year for which the bonus is being paid and prorated based on any changes in salary throughout the year. The bonus payable is also prorated based on the number of days that the executive officer was employed by the Company during the relevant bonus year if the executive is hired during the year and remains employed with us on the bonus payment date. The target bonus opportunities approved for and amounts earned by our named executive officers for 2025 (other than Mr. D'Angelo) were as follows:

Named Executive Officer	Target Bonus Opportunity (% of Base Salary)	Target Bonus Opportunity ($)	Actual Bonus Earned ($)
Padmanabhan Srinivasan	100%	600,000	588,000
W. Matthew Steinfort	80%	432,000	423,360
Bratin Saha(1)	80%	410,060	—
______________
(1)Mr. Saha resigned from the Company in November 2025 and was not eligible to receive any performance-based cash bonus for 2025. As disclosed in our proxy for fiscal year 2024, Mr. Saha received a spot bonus of $100,000 in March 2025 in recognition of his performance and service for 2024.

Executive Bonus Goal Setting
The Compensation Committee approved the initial performance metrics and their relative weighting for fiscal year 2025 performance-based cash bonus awards in April 2025. The targets against which performance is measured are generated through our annual budget and strategic planning process, which was reviewed with our Board and finalized in the first quarter of 2025. Consistent with the prior year, for 2025, the Compensation Committee determined that the total annual bonus opportunity for our executive officers would be solely based on predetermined corporate performance objectives, as discussed in further detail below, to further align the interests of our executive officers with the interests of our stockholders.
For 2025, the Compensation Committee determined that three-quarters of the total annual bonus would be based on revenue and one quarter of the total annual bonus would be based on adjusted free cash flow margin (defined as net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs, as a percentage of revenue). The Compensation Committee intended these goals to be challenging to attain based on an analysis of internal forecasts and external market factors.
For purposes of calculating the bonus payout amount, when the determined achievement of the revenue component exceeds the specified target, accelerators are applied in order to reward the higher than expected performance. For both components, decelerators are applied if the actual results are lower than the performance target. The potential payout range for each of the revenue and adjusted free cash flow margin components (after applying the decelerator/accelerator factor) were 25-167% and 50-100%, respectively, of the executive’s target bonus opportunity for such component. With respect to the revenue component, the actual payout was set to be 25% for achievement at the threshold amount and up to the intermediate amount and then was determined based on a linear interpolation for achievement between the intermediate and target amounts and the target and maximum amounts. With respect to the adjusted free cash flow margin component, the actual payout was set to be 50% for achievement at the threshold amount and then was determined based on a linear interpolation for achievement between the threshold and target amounts. The impact of any acquisitions would be determined on a case-by-case basis during the course of the year.
The Compensation Committee approved the revenue and adjusted free cash flow margin goals during the second quarter of 2025. The revenue and adjusted free cash flow margin goals for the 2025 performance-based cash bonus were as follows:

	2025 Revenue		Weighted Percentage Payout
Threshold	$880	M	18.75%
Intermediate	$890	M	37.5%
Target	$902	M	75%
Maximum	$913	M	125.25%

	2025 Adjusted Free Cash Flow Margin(1)	Weighted Percentage Payout
Threshold	16.0%	12.5%
Target (which is also Maximum)	18.0%	25%
——————
(1)Adjusted free cash flow Margin is a non-GAAP financial measure. It is defined as net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs, as a percentage of revenue.

Fiscal Year 2025 Bonus Payouts
In February 2026, achievement of the corporate performance goals for fiscal year 2025 was determined to be as follows: (i) revenue was $901 million, resulting in a 73% weighted payout with respect to such component; and (ii) adjusted free cash flow margin was 18.6%, resulting in a weighted payout of 25% with respect to such component. Since the total annual bonus opportunity was based entirely on the results of these metrics, each eligible executive officer earned 98% of such executive’s total annual bonus opportunity. Actual payouts for fiscal year 2025 are included in the table set forth above and the “Summary Compensation Table” below.
Sales Incentive Compensation Plan - Mr. D'Angelo
As Mr. D'Angelo's role and responsibilities are focused on our sales and revenue, the Compensation Committee determined for fiscal year 2025 that Mr. D'Angelo would participate in our Sales Incentive Compensation Plan (the “Sales Compensation Plan”). Under the terms of the Sales Compensation Plan, Mr. D'Angelo was eligible for sales incentive-based payments upon the attainment of pre-determined segmented revenue performance targets. Mr. D'Angelo's annual target incentive for fiscal year 2025 was 100% of his base salary, which represented $106,250 on a quarterly basis. Mr. D'Angelo could earn a portion of his quarterly target incentive based on the extent to which he met his quarterly revenue targets. For each of the first, second, and third quarters of fiscal year 2025, Mr. D'Angelo's maximum payout was capped at $106,250, $212,500, and $318,750, respectively, less any amount paid in any prior quarter in fiscal year 2025. For the fourth quarter of fiscal year 2025, if Mr. D'Angelo's achievement for the full fiscal year exceeded 100% of any applicable revenue performance target, such element was subject to a multiplier, ranging from 125% to 150%, up to a maximum payout at 200% of his annual target incentive, less any amount paid in any prior quarter in fiscal year 2025. As with the performance-based cash bonus available to other executives, Mr. D'Angelo's incentive opportunity under the Sales Compensation Plan is intended to motivate and reward Mr. D'Angelo for achievement of corporate financial goals and align Mr. D'Angelo's interests with those of stockholders by linking Mr. D'Angelo's pay to our financial performance.

For fiscal year 2025, Mr. D'Angelo earned aggregate payments of $449,989 under the Sales Compensation Plan, as a result of significant overachievement of certain revenue performance targets. These aggregate payments reflect quarterly totals of $67,932, $82,778, $139,177, and $160,102, in the first, second, third, and fourth quarters of fiscal year 2025, respectively.

Long-Term Equity Incentive Compensation
We view long-term incentive compensation in the form of equity awards as a critical element of our executive compensation program. The realized value of these equity awards bears a direct relationship to our stock price, and, therefore, these awards are an incentive for our executive officers to create value for our stockholders. Equity awards also help us retain qualified executive officers in an increasingly competitive market.
Long-term incentive compensation opportunities in the form of equity awards are granted to our executive officers by the Compensation Committee. As with other elements of compensation, the Compensation Committee determines the amount of long-term equity incentive compensation for our executive officers as part of its annual compensation review in the first quarter of the year (absent extenuating circumstances) and after taking into consideration the individual officer’s responsibilities, performance and existing equity retention profiles, and the other factors described in “Factors Used in Determining Executive Compensation” above. For awards to executive officers other than our Chief Executive Officer, the Compensation Committee also takes into account the recommendations of our Chief Executive Officer with respect to appropriate grants and any particular individual circumstances. The amounts of the equity awards are intended to provide competitively-sized awards and resulting target total direct compensation opportunities that the Compensation Committee believes are reasonable and appropriate after taking into consideration the factors described herein.
In 2025, the Compensation Committee determined to grant to Messrs. Steinfort, D'Angelo and Saha long-term equity incentive compensation awards. The Compensation Committee determined not to grant any long-term equity incentive compensation awards to Mr. Srinivasan due to the size of equity awards granted to him in connection with his hiring in 2024.
The awards granted to Messrs. Steinfort, D'Angelo and Saha were as follows: (i) 35% of the total value of the long-term equity incentive compensation would be in the form of RSU awards, which vest over a four year period and settle for shares of our common stock; and (ii) 65% of the total value of the long-term equity incentive compensation would be in the form of PSU awards. Consistent with prior years, the Compensation Committee determined that the PSU awards would be earned contingent upon our achievement of corporate financial objectives for fiscal year 2025, as discussed in further detail below, and assuming achievement, the awards will vest over a three-year period (inclusive of the performance period). The Compensation Committee believed a one-year performance period for the PSU awards was appropriate to align with the performance period of our performance-based cash bonus plan, while also linking the PSUs to long-term performance by having them vest over a three-year vesting period. Since the value of RSU and PSU awards increases with any increase in the value of the underlying shares, these equity awards serve as an incentive that aligns the interests of our executive officers with the long-term interests of our stockholders. In addition, because the awards are subject to a multi-year vesting requirement, RSU and PSU awards serve our retention objectives since our executive officers generally must remain continuously employed by us through the applicable vesting dates to fully earn these awards. We believe that granting PSUs further aligns the interests of our executive officers with our stockholders in driving long-term company performance and growth in value.
For 2025, the Compensation Committee determined that three-quarters of the PSU award would be based on the Company's annual run-rate revenue for the fourth quarter of fiscal year 2025 ("ARR") and one quarter of the PSU award would be based on adjusted free cash flow margin (as defined above). The Compensation Committee separated the ARR and adjusted free cash flow margin metrics such that achievement of the PSU was based on the achievement of each such metric independently and gave more weight to the ARR metric in an attempt to further prioritize the importance of increasing revenue growth. The Compensation Committee intended these goals to be challenging to attain based on an analysis of internal forecasts and external market factors.
For purposes of calculating the percentage of PSU achievement, when the determined achievement of the ARR component exceeds the specified target, an accelerator is applied in order to reward the higher than expected performance. For both the ARR and adjusted free cash flow margin components, decelerators are applied if the actual results are lower than the performance targets. The potential payout range for each of the ARR and adjusted free cash flow margin components (after applying the decelerator/accelerator factor) were 25-233% and 50-100%, respectively, of the executive’s target bonus opportunity for such component, resulting in a potential maximum achievement of 200% of target. With respect to the ARR component, the actual payout was set to be 25% for achievement at the threshold amount and up to the intermediate amount and then was determined based on a linear interpolation for achievement between the intermediate and target amounts and the target and maximum amounts. With respect to the adjusted free cash flow margin component, the actual payout was set to be 50% for achievement at the threshold amount and then was determined based on a linear interpolation for achievement between the threshold and target amounts. The impact of any acquisitions would be determined on a case-by-case basis during the course of the year.
The Compensation Committee approved the ARR and adjusted free cash flow margin goals in April 2025. The ARR and adjusted free cash flow margin goals for the 2025 PSU awards were as follows:

	2025 ARR(1)		Weighted Percentage of PSU Achievement
Threshold	$936	M	18.75%
Intermediate	$954	M	37.5%
Target	$976	M	75%
Maximum	$1022	M	175%
———————
(1)ARR is non-GAAP financial measure. For purposes of the 2025 PSU awards, it is defined as total revenue for the fourth quarter of fiscal year 2025 times four.

	2025 Adjusted Free Cash Flow Margin(1)	Weighted Percentage of PSU Achievement
Threshold	16.0%	12.5%
Target (which is also Maximum)	18.0%	25%
______________
(1)Adjusted free cash flow Margin is a non-GAAP financial measure. It is defined as net cash provided by operating activities less purchases of property and equipment, capitalized internal-use software costs, purchase of intangible assets and excluding cash paid for restructuring and other charges, acquisition related compensation, restructuring related charges, and acquisition and integration related costs, as a percentage of revenue.

The equity awards granted to our executive officers (other than Mr. Srinivasan) in April 2025 as part of our annual compensation review are set forth in the table below.

Named Executive Officer	RSUs Granted (number of shares)(1)(2)	PSUs Granted (target number of shares)(1)(3)	PSUs Granted (maximum number of shares)(1)(3)	Aggregate Grant Date Fair Value of Equity Awards Granted ($)(4)
W. Matthew Steinfort	40,671	75,532	151,064	3,815,235
Lawrence D'Angelo	22,141	41,119	82,238	2,076,984
Bratin Saha	42,704	79,308	158,616	4,005,958
______________
(1)The number of shares of our common stock subject to the RSU and PSU awards was determined by dividing the target values approved by the Compensation Committee for each award by the average closing market price of our common stock as reported on the NYSE for the 30 day period prior to March 1, 2025. Therefore, the target value approved by the Compensation Committee differs from the grant date fair value reported in the “Aggregate Grant Date Fair Value of Equity Awards Granted” column and in the “Summary Compensation Table” below.
(2)The target value of the RSU awards approved by the Compensation Committee was $1,750,000 for Mr. Steinfort, $952,700 for Mr. D'Angelo, and $1,837,500 for Mr. Saha. The shares underlying the RSU awards vest in 16 equal quarterly installments beginning on June 1, 2025, subject to the named executive officer’s continuous service through each such vesting date.
(3)The target value of the PSU awards approved by the Compensation Committee was $3,250,000 for Mr. Steinfort, $1,769,300 for Mr. D'Angelo, and $3,412,500 for Mr. Saha. The maximum number of shares of our common stock that may be earned under the PSU awards is based on 200% of the target value of the approved awards. Subject to achievement of certain 2025 financial performance targets as set forth above and the named executive officer’s continued service with the Company, the PSU awards vest as follows: (a) one-third of the shares underlying the PSU were eligible to vest on the later of (x) March 1, 2026, or (y) two trading days following the public release of our 2025 financial results, and (b) the remaining shares underlying the PSU vest in eight equal quarterly installments thereafter.
(4)The grant date fair value was calculated in accordance with ASC Topic 718 based on the closing stock price on the grant date using the target value of the PSU awards, which represented the probable outcome of the performance conditions at the grant date. This amount does not reflect the actual economic value that may be realized by the named executive officer.
In February 2026, the Compensation Committee determined that (i) ARR for the fourth quarter of fiscal year 2025 was $970 million, resulting in a weighted payout of 64% with respect to such component; and (ii) adjusted free cash flow margin for fiscal year 2025 was 18.6%, resulting in a weighted payout of 25% with respect to such component, resulting in the achievement of 89% of the target amounts for purposes of the 2025 PSU awards.
The complete list of equity awards granted to our named executive officers in fiscal year 2025 are reported in the “Summary Compensation” and “Grants of Plan Based Awards” tables below.
The Company did not grant stock options, stock appreciation rights, or similar instruments with option-like features in fiscal year 2025 and does not currently plan to grant such awards. Accordingly, the Company has no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K.
Special Multi-Year Market-Based CEO Award
In February 2024, in connection with his hire as our chief executive officer, Mr. Srinivasan was granted a market-based restricted stock unit award ("MRSU") with a grant date fair value of $7,999,986, which was determined by using a discrete model based on multiple stock price-paths developed through the use of a Monte Carlo simulation. The MRSU will vest upon the satisfaction of certain service conditions and the achievement of certain Company stock price goals during a five-year performance period, as described below. A cumulative percentage of the MRSU target will be earned based on the achievement of stock price goals, measured based on the average of the Company’s closing stock price over a consecutive 60 trading day period during the performance period as set forth in the table below:

Tranche	Company Stock Price Target	Number of MRSUs
1	$65.00	25% of Target MRSUs
2	$100.00	50% of Target MRSUs
3	$135.00	100% of Target MRSUs
4	$170.00	150% of Target MRSUs
There is no pro-rata or straight-line interpolation vesting for achievement of a stock price target between the stock price targets, except in the event of a qualifying termination.

If the stock price targets are achieved during the first three years following the grant date (the “First Performance Period”), 50% of the MRSUs eligible to vest will vest on the third anniversary of the grant date and the remaining 50% of the eligible MRSUs will vest on the fifth anniversary of the grant date. Each tranche of MRSUs whose stock price target was not achieved during the First Performance Period that is subsequently achieved during the period between the third anniversary of the grant date and fifth anniversary of the grant date (the “Second Performance Period”) will vest on the fifth anniversary of the grant date.
The vesting of the MRSU is contingent upon Mr. Srinivasan’s continuous service with the Company through each applicable vesting date and any outstanding MRSUs that do not vest on or prior to the date of Mr. Srinivasan’s termination date will terminate and be forfeited; however, if Mr. Srinivasan is terminated without “cause” or resigns for “good reason” (each as defined in the Srinivasan Agreement, as defined below), to the extent any stock price targets set forth above are achieved prior to the termination date, the applicable MRSUs (including any earned but unvested MRSUs) will vest on the termination date. In the event of a “corporate transaction” (as such term is defined in the DigitalOcean Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”)), Mr. Srinivasan will be eligible to vest in the applicable MRSUs based on the higher achievement of any stock price targets achieved (x) prior to the corporate transaction or (y) based on the value of the per-share consideration received by Company stockholders in connection with the corporate transaction.
As of December 31, 2025, none of the stock price targets had been met yet, and Mr. Srinivasan has not vested in any of the MRSUs. In April 2026, the conditions related to the Company Stock Price Target applicable to Tranche 1 of the MRSUs were met. Subject to Mr. Srinivasan's continued service through the applicable vesting dates, 50% of the Tranche 1 MRSUs will vest upon the Compensation Committee’s certification of Company Stock Price Target performance achievement in the first quarter of 2027, and the remaining 50% will vest upon the Compensation Committee's certification in the first quarter of 2029.

Other Features of Our Executive Compensation Program
Employment Arrangements
We have entered into employment arrangements with each of our named executive officers. The arrangements generally provide for at-will employment without any specific term and set forth the named executive officer’s base salary then in effect, bonus potential, equity compensation opportunity, eligibility for employee benefits and eligibility for severance benefits upon a qualifying termination of employment (including in the event of terminations in connection with a change in control of the Company), which such severance benefits are subject to the executive officer's execution of a separation agreement. Further information regarding the employment agreements is set forth below in the section titled "Executive Compensation–Narrative Disclosure to the Summary Compensation Table" below.
Further information regarding the potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective employment agreements and other agreements governing payments related to their employment is set forth in the section titled “Executive Compensation—Potential Payments Upon Termination or Change in Control” below.
Perquisites and Other Personal Benefits
Personal benefits currently are not a significant component of our named executive compensation program. Accordingly, we do not provide significant perquisites or other personal benefits to our named executive officers, except as generally made available to our employees or in situations where we believe it is appropriate to serve a legitimate business purpose, including to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, to help ensure the privacy and security of our executive officers, and for recruitment and retention purposes.
Pension Benefits and Nonqualified Deferred Compensation
Our named executive officers did not participate in, or earn any benefits under, any pension or retirement plan or nonqualified deferred compensation plan sponsored by us during the fiscal year ended December 31, 2025, other than such plans made available to all of our salaried employees in the same location of residence as the respective executive officer. Our Board may elect to provide our executive officers and other employees with nonqualified deferred compensation benefits in the future if it determines that doing so is in our best interests.

Health and Welfare Benefits
All of our executive officers are eligible to participate in our standard employee benefit plans in their location of residence, including our medical, dental, vision, life, disability and accidental death and dismemberment insurance plans. In addition, for employees in the U.S., we contribute to the health savings accounts for employees, including executive officers, who elect to participate in our high deductible health plan. In regions where we pay the premiums for life, disability and accidental death and dismemberment insurance for our employees, we also pay such premiums on behalf of our executive officers residing in those regions.
Tax and Accounting Implications
Accounting for Stock-Based Compensation
Under ASC Topic 718, we are required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718.
Deductibility of Executive Compensation
Under Section 162(m) of the Code, compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible. Although the Compensation Committee will consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our executive officers in a manner consistent with the goals of our executive compensation program and the best interests of our stockholders, which may include providing for compensation that is not deductible due to the deduction limit under Section 162(m) of the Code.
Insider Trading Policy; Hedging and Pledging
We have adopted the DigitalOcean Holdings, Inc. Insider Trading Policy (the "Insider Trading Policy") governing the purchase, sale, and/or other dispositions of the Company’s securities by directors, officers, employees and designated consultants that is designed to promote compliance with insider trading laws, rules and regulations, as well as procedures designed to further the foregoing purposes. A copy of the Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for our fiscal year ended December 31, 2024. In addition, it is our intent to comply with applicable laws and regulations relating to insider trading.
Our Insider Trading Policy prohibits hedging or monetization transactions with respect to our common stock, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. In addition, our Insider Trading Policy prohibits trading in derivative securities related to our common stock, which include publicly-traded call and put options, engaging in short selling of our common stock, purchasing our common stock on margin or holding it in a margin account and pledging our shares as collateral for a loan.
Clawbacks
As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse the Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002.
In addition, our Board has adopted the DigitalOcean Holdings, Inc. Incentive Compensation Recoupment Policy (the “Clawback Policy”) designed to comply with Section 10D of the Exchange Act and the NYSE clawback listing standards regarding recovery of erroneously awarded compensation in the event of an accounting restatement. A copy of the Clawback Policy has been filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Stock Ownership Guidelines
Pursuant to our Stock Ownership Guidelines described above, our executive officers are required to hold minimum thresholds of our Company stock equal to (1) at least ten times the annual base salary for the chief executive officer (reflecting an increase over the five times annual base salary threshold effective during fiscal year 2024), (2) at least eight times the annual base salary for the chief financial officer and the chief product and technology officer (reflecting an increase over the three times annual base salary threshold for the chief financial officer and one times annual base salary threshold for the chief product and technology officer effective during fiscal year 2024) and (3) at least one times the annual base salary for all other executive officers. Our Compensation Committee approved these stock ownership threshold increases in February 2026 to better align the interests of our executive officers with those of our stockholders. Each of our executive officers has until the later of (i) three years following their commencement of service with the Company as an executive officer (which includes the date of promotion to a position subject to the Stock Ownership Guidelines or to a new multiple level within the Stock Ownership Guidelines) or (2) March 25, 2029 to satisfy the stock ownership requirement.
Qualifying shares under the Stock Ownership Guidelines consist of: (i) shares of our common stock held directly or beneficially owned by the executive officer or his or her immediate family members residing in the same household and (ii) shares held in trusts or similar entities for the benefit of the executive officer or his or her immediate family members. Unvested equity awards or unexercised stock options are not considered qualifying shares under the Stock Ownership Guidelines.
Compensation Risk Assessment
The Compensation Committee believes that our employee compensation policies and programs do not encourage excessive and unnecessary risk-taking and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee concluded, in consultation with management and Compensia, that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they might encourage is not reasonably likely to materially harm our business or financial condition, after considering mitigating controls.
Compensation Committee Report
The Compensation Committee has reviewed and discussed the section of this Proxy Statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the Compensation Committee has recommended to the Board that the section titled “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Members of the Compensation Committee
Hilary Schneider (Chair)
Pratima Arora
Warren Jenson
Pueo Keffer
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables
Summary Compensation Table
The following table shows for the fiscal years indicated, compensation awarded to or paid to, or earned by, our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Padmanabhan Srinivasan(6) Chief Executive Officer	2025	600,000	—	—	588,000	22,795	1,210,795
	2024	534,091	600,000	26,542,417	503,528	20,959	28,200,994
W. Matthew Steinfort(6) Chief Financial Officer	2025	540,000	—	3,815,235	423,360	21,794	4,800,389
	2024	540,000	—	4,740,831	409,536	17,168	5,707,536
	2023	470,625	252,000	20,413,917	241,488	10,690	21,388,720
Lawrence D'Angelo(6) Chief Revenue Officer	2025	425,000	—	2,076,984	449,989	17,817	2,969,790
	2024	188,889	—	4,115,943	179,434	1,634	4,485,899
Bratin Saha(6) Former Chief Product & Technology Officer	2025	465,292	—	4,005,958	—	18,870	4,490,120
	2024	270,833	100,000	14,698,121	216,394	9,006	15,294,354
______________
(1)Messrs. Srinivasan, D'Angelo and Saha joined the Company in February 2024, June 2024 and July 2024, respectively; Mr. Steinfort joined the Company in January 2023; and Mr. Saha resigned from the Company in November 2025. Amounts shown represent the pro rata portion of salary earned by Mr. Saha during the fiscal years ended December 31, 2024, and December 31, 2025; the pro rata portion of salary earned by each of Messrs. Srinivasan and D'Angelo during the fiscal year ended December 31, 2024, and the pro rata portion of salary earned by Mr. Steinfort during the fiscal year ended December 31, 2023.
(2)Amounts shown for Messrs. Srinivasan and Steinfort represent one-time signing bonuses awarded to the named executive officer in connection with the commencement of such named executive officer’s employment. The one-time signing bonuses were subject to repayment on a pro rata basis to the extent the executive officer’s employment was terminated voluntarily by the executive officer (excluding a termination for "good reason" in the case of Mr. Srinivasan) or by the Company for cause within 12 months of the named executive officer’s start date. The amount shown for Mr. Saha represents the additional bonus paid to him in March 2025 in recognition for his performance and service during the 2024 fiscal year.
(3)Amounts shown represent the aggregate grant date fair value of equity awards granted to our named executive officers under our 2021 Plan, computed in accordance with ASC Topic 718 and using the assumptions discussed in "Note 2. Summary of Significant Accounting Policies–Stock-Based Compensation" of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. The amounts for the PSU awards granted in fiscal years 2024 and 2025 included within the total amount in this column reflect the grant date fair value based upon the probable outcome of the performance conditions as of the grant date which is equal to the target levels for the performance goals. The grant date fair values of Mr. Steinfort's PSU awards for 2024 and 2025, assuming maximum achievement of all performance conditions, are $6,163,077 and $4,645,218, respectively. The grant date fair value of Mr. D'Angelo's PSU award for 2025, assuming maximum achievement of all performance conditions, is $2,528,819. The grant date fair value of Mr. Saha's PSU award for 2025, assuming maximum achievement of all performance conditions, is $4,877,442. The MRSU award granted to Mr. Srinivasan in fiscal year 2024 is subject to market conditions, and not performance conditions, as defined under ASC Topic 718, and therefore did not have a maximum grant date value that differed from the grant date fair value reported in the table.
(4)Amounts shown represent the named executive officers’ total performance-based cash bonuses earned for each of the years presented, as applicable, based on the achievement of company and individual performance goals as determined by the Board and/or Compensation Committee. Pursuant to his employment agreement, Mr. Saha was entitled to a pro-rated bonus equal to the greater of (1) 100% of his target annual bonus or (2) the portion of the bonus actually achieved for fiscal year 2024. Accordingly, the amount shown for Mr. Saha for fiscal year 2024 represents a pro-rated bonus based on 100% of his target bonus opportunity. Messrs. Srinivasan, Saha and D’Angelo were eligible for prorated portions of their 2024 bonus based on the date that each such named executive officer commenced employment with the Company. Due to his resignation from the Company in November 2025, Mr. Saha was not eligible to receive a bonus for performance in 2025.
(5)Amounts shown for 2025 represent the sum of 401(k) employer contributions, individual health savings account employer contributions, and life insurance premiums paid by us on behalf of our named executive officers for 2025.

Name	Company 401(k) Match ($)	Life Insurance Premiums ($)	Company Contributions to HSA ($)
Padmanabhan Srinivasan	21,553	1,242	—
W. Matthew Steinfort	17,705	2,322	1,767
Lawrence D'Angelo	14,253	3,564	—
Bratin Saha	17,731	1,139	—
(6)Messrs. Srinivasan, D'Angelo and Saha were not named executive officers for 2023. As a result, their compensation information for such year has been omitted.

Narrative Disclosure to the Summary Compensation Table
We entered into employment agreements with Mr. Srinivasan, effective as of January 11, 2024 (the “Srinivasan Agreement”), Mr. Steinfort, effective as of November 15, 2022 as amended on September 15, 2023 (the “Steinfort Agreement”), Mr. D’Angelo, effective as of June 18, 2024 (the “D’Angelo Agreement”), and Mr. Saha, effective as of May 22, 2024 (the “Saha Agreement” and, collectively with the Srinivasan Agreement, Steinfort Agreement and D'Angelo Agreement, the “NEO Agreements”). The NEO Agreements continue until terminated by either party.
The Srinivasan Agreement provides for (i) an annual base salary of $600,000, as may be subsequently modified from time to time, (ii) eligibility to earn a target annual bonus of 100% of the annual base salary, and (iii) grants of time-based RSUs with a value of $17,000,000 and market-based restricted stock units with a value of $8,000,000.
The Steinfort Agreement provides for (i) an annual base salary of $540,000, as may be subsequently modified from time to time, (ii) eligibility to earn a target annual bonus of 80% of the annual base salary, and (iii) grants of time-based RSUs with an aggregate value of $16,600,000, a grant of performance-based RSUs with a value of $2,860,000 and eligibility to receive subsequent annual grants.
The D’Angelo Agreement provides for (i) an annual base salary of $425,000, as may be subsequently modified from time to time, (ii) eligibility to earn a target annual bonus of 100% of the annual base salary, and (iii) grants of (x) time-based RSUs with a value of $4,500,000, (y) time-based RSUs with a value of $500,000 and (z) grants pursuant to the executive long-term equity performance plan with a target value of $3,250,000; provided, however, that actual grant value is to be determined by the Board and Compensation Committee at the time of grant.
The Saha Agreement provided for (i) an annual base salary of $500,000, as was eligible to have been subsequently modified from time to time, (ii) eligibility to earn a target annual bonus of 80% of the annual base salary (for fiscal year 2024, such bonus was to be the greater of 100% of Mr. Saha's target annual bonus or the portion of the annual bonus achieved based on the Company's performance of the relevant objectives and milestones for fiscal year 2024), and (iii) grants of (x) time-based RSUs with a value of $12,000,000, (y) time-based RSUs with a value of $3,000,000 and (z) time-based and performance-based vesting RSUs pursuant to the executive long-term equity performance plan with minimum values of $1,750,000 and $3,250,000, respectively, for fiscal year 2025 and thereafter.
Grant amounts shown in the above summaries represent the values outlined in each of the NEO Agreements. The values of the equity awards in the NEO Agreements were converted into a number of shares based on an average of our closing price prior to the date of grant. The grant date fair values of each grant as calculated in accordance with ASC 718 are shown in the "Grants of Plan-Based Awards in 2025" table below.
The NEO Agreements also provide for standard benefits provided to our executive officers, including participation in all employee benefit programs, reimbursement for reasonable expenses incurred in the furtherance of the named executive officers’ duties, and severance benefits in the event of a termination without “cause” or for “good reason” (each as defined in the NEO Agreements) as further detailed below under the header “Potential Payments Upon Termination or Change in Control–Current Named Executive Officers.”
The foregoing summaries of the NEO Agreements do not purport to be complete and are qualified in their entirety by reference to each NEO Agreement, which are filed as exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
Grants of Plan-Based Awards in 2025
The following table presents information regarding each plan-based award granted to our named executive officers during the fiscal year ended December 31, 2025.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Padmanabhan Srinivasan	Cash	—	75,000	600,000	900,000	—	—	—	—	—
W. Matthew Steinfort	Cash	—	54,000	432,000	648,000	—	—	—	—	—
	RSU(3)	3/26/2025	—	—	—	—	—	—	40,671	1,492,626
	PSU(4)	4/25/2025	—	—	—	9,442	75,532	151,064	—	2,322,609
Lawrence D'Angelo	Cash	—	—	425,000	850,000	—	—	—	—	—
	RSU(3)	3/26/2025	—	—	—	—	—	—	22,141	812,575
	PSU(4)	4/25/2025	—	—	—	5,140	41,119	82,238	—	1,264,409
Bratin Saha	Cash	—	51,258	410,060	615,090	—	—	—	—	—
	RSU(3)	3/26/2025	—	—	—	—	—	—	42,704	1,567,237
	PSU(4)	4/25/2025	—	—	—	9,914	79,308	158,616	—	2,438,721
______________
(1)For each executive other than Mr. D'Angelo, the amounts shown in the “Target” column represent target bonus amounts for each named executive officer for 2025 and the amounts in the “Threshold” and “Maximum” columns represent 12.5% and 150% of the target dollar amount, respectively, as described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Performance-Based Cash Bonus” above. For Mr. D’Angelo, the amount shown in the “Target” column represents his target sales incentive-based payment amount for 2025 and the amounts in the “Threshold” and “Maximum” columns represent 0% and 200% of the target dollar amount, respectively, as described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Sales Incentive Compensation Plan - Mr. D'Angelo” above. The amounts shown do not represent the actual bonus payments received by our named executive officers for the fiscal year ended December 31, 2025. The dollar value of the actual bonus payments is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)Amounts shown for RSU and PSU awards granted to our named executive officers represent the grant date fair value of such awards, computed in accordance with ASC Topic 718 and using the assumptions discussed in Note 2. Summary of Significant Accounting Policies–Stock-Based Compensation of the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. With respect to the PSU awards, amounts shown include the grant date fair value assuming achievement of the target number of each named executive officer’s PSU award. Such amounts do not reflect the actual economic value that may be realized by the named executive officers.
(3)The shares underlying the RSUs vest in 16 equal quarterly installments beginning on June 1, 2025, subject to the named executive officer's continuous service through each such vesting date.
(4)The PSUs were granted pursuant to our 2021 Plan and may be earned based on the achievement of certain financial targets. The number of shares shown in the “Target” column represents the target number of shares for the named executive officer and the number of shares in the “Threshold” and “Maximum” columns represent 12.5% and 200% of the target number of shares, respectively, as described in more detail in the section titled “Executive Compensation—Compensation Discussion and Analysis—Long-Term Equity Incentive Compensation” above. In February 2026, the Compensation Committee determined that the PSUs were achieved at 89.0% of the Target amount. All unachieved PSUs were canceled on the certification date.

Outstanding Equity Awards at 2025 Fiscal Year End
The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remain outstanding as of December 31, 2025. None of our named executive officers had any option awards outstanding as of December 31, 2025.

		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Padmanabhan Srinivasan	2/12/2024	264,523	(3)	12,728,847	—		—
	2/12/2024	—		—	289,767	(4)	13,943,588
W. Matthew Steinfort	2/3/2023	120,806	(5)	5,813,185	—		—
	3/1/2023	2,995	(6)	144,119	—		—
	9/15/2023	44,430	(7)	2,137,972	—		—
	4/11/2024	25,586	(8)	1,231,198	—		—
	4/11/2024	33,367	(9)	1,605,620	—		—
	3/26/2025	33,046	(11)	1,590,174	—		—
	4/25/2025	67,223	(12)	3,234,771	—		—
Lawrence D'Angelo	8/5/2024	84,900	(10)	4,085,388	—		—
	3/26/2025	17,990	(11)	865,679	—		—
	4/25/2025	36,595	(12)	1,760,951	—		—
______________
(1)All awards were granted pursuant to the 2021 Plan.
(2)Market value is calculated based on the closing price of our common stock on December 31, 2025, the last trading day of the 2025 fiscal year, which was $48.12, as reported on the NYSE.
(3)25% of the shares underlying this RSU award vested on March 1, 2025, and the remaining shares vest in 12 equal quarterly installments beginning on June 1, 2025, subject to the named executive officer's continuous service through each such vesting date.
(4)Represents the number of shares eligible to vest with respect to the MRSU assuming achievement of all of the Company stock price goals. The actual number of shares eligible to vest is less than the amount reported in this column. If the stock price targets are achieved during the first three years following the grant date (the "First Performance Period"), 50% of the MRSUs eligible to vest will vest on the third anniversary of the grant date and the remaining 50% of the eligible MRSUs will vest on the fifth anniversary of the grant date. Each tranche of MRSUs whose stock price target was not achieved during the First Performance Period that is subsequently achieved during the period between the third anniversary of the grant date and fifth anniversary of the grant date (the “Second Performance Period”) will vest on the fifth anniversary of the grant date.
(5)25% of the shares underlying this RSU award vested on December 1, 2023, and the remaining shares vest in 12 equal quarterly installments beginning on March 1, 2024, subject to the named executive officer's continuous service through each such vesting date.
(6)The award was granted as PSUs, to be earned based on the Company’s 2023 financial performance. Amount shown represents the number of shares earned with respect to the PSU based on actual achievement of the financial performance level for 2023. One-third of the shares underlying the PSU award vested on March 1, 2024, and the remaining shares vest in eight equal quarterly installments beginning on June 1, 2024, subject to the named executive officer’s continuous service through each such vesting date.
(7)25% of the shares underlying this RSU award vest on September 1, 2024, and the remaining shares vest in 12 equal quarterly installments beginning on December 1, 2024, subject to the named executive officer's continuous service through each such vesting date.
(8)The shares underlying the RSUs vest in 16 equal quarterly installments beginning on June 1, 2024, subject to the named executive officer's continuous service through each such vesting date.
(9)The award was granted as PSUs, to be earned based on the Company’s 2024 financial performance. Amount shown represents the number of shares earned with respect to the PSU based on actual achievement of the financial performance level for 2024. One-third of the shares underlying the PSU award vested on March 1, 2025, and the remaining shares vest in eight equal quarterly installments beginning on June 1, 2025, subject to the named executive officer’s continuous service through each such vesting date.
(10)25% of the shares underlying this RSU award vest on June 1, 2025, and the remaining shares vest in 12 equal quarterly installments beginning on September 1, 2025, subject to the named executive officer's continuous service through each such vesting date.
(11)The shares underlying the RSUs vest in 16 equal quarterly installments beginning on June 1, 2025, subject to the named executive officer's continuous service through each such vesting date.
(12)The award was granted as PSUs, to be earned based on the Company’s 2025 financial performance. Amount shown represents the number of shares earned with respect to the PSU based on actual achievement of the financial performance level for 2025. One-third of the shares underlying the PSU award vested on March 1, 2026, and the remaining shares vest in eight equal quarterly installments beginning on June 1, 2026, subject to the named executive officer’s continuous service through each such vesting date.

Options Exercised and Stock Vested in 2025
The following table sets forth certain information regarding any option exercises and stock vested during the fiscal year ended December 31, 2025, with respect to our named executive officers. None of our named executive officers exercised any option awards during the fiscal year ended December 31, 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Padmanabhan Srinivasan	205,739	7,818,679
W. Matthew Steinfort	223,882	8,185,849
Lawrence D'Angelo	55,091	1,755,828
Bratin Saha	153,034	4,672,492
______________
(1)The value realized on vesting is determined by multiplying the number of vested RSUs and PSUs by the closing price of our common stock on the vesting date or, in the event the vesting date is not a trading date, the closing price of our common stock on the trading day immediately following the vesting date, each as reported by the NYSE.
Potential Payments Upon Termination or Change in Control
Current Named Executive Officers
Severance Benefits--Executive Officers (General Terms)
Pursuant to the employment agreements with our named executive officers, if such officer resigns for “good reason” or we terminate his employment without “cause” (each as defined in the applicable employment agreement), then the named executive officer will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of the named executive officer’s then-current base salary for a period of six months, paid in installments; and (2) reimbursement of health insurance premiums for the named executive officer and his eligible dependents from the last day of employment until the earlier of: (i) six months, (ii) the time the named executive officer accepts employment with another employer that provides comparable benefits, or (iii) the date the named executive officer ceases to be eligible for COBRA continuation coverage.
Alternatively, if the named executive officer resigns for good reason or his employment is terminated without cause by us or a successor, in either case within three months prior to or within 12 months following a “change in control” (as defined in the applicable employment agreement), the named executive officer will be eligible to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of the named executive officer’s then-current base salary for a period of 12 months, paid in a single lump sum within 60 days following the named executive officer’s last day of employment; (2) payment in lump sum of any earned but unpaid annual bonus for the year preceding the year of termination (not applicable in the case of Mr. Steinfort), (3) a payment of the named executive officer's annual bonus for the year of termination, calculated at 100% achievement of all company and individual performance objectives, paid in a single lump sum within 60 days following the named executive officer’s last day of employment (provided that Mr. D'Angelo's bonus would be prorated and Mr. Srinivasan's would be treated as described below); and (4) reimbursement of health insurance premiums for the named executive officer and his eligible dependents from the last day of employment until the earlier of: (i) 12 months, (ii) the time the named executive officer accepts employment with another employer that provides comparable benefits, or (iii) the date the named executive officer ceases to be eligible for COBRA continuation coverage. In addition, 100% of the shares subject to the equity awards granted to the named executive officer that are subject to time-based vesting will vest and become exercisable.
Further, if the named executive officer dies or is “disabled” (as defined in the 2021 Plan and subject to the criteria set forth in the applicable employment agreement), the named executive officer’s employment with us will terminate and either the named executive officer or his estate will be entitled to receive the following severance benefits (less applicable withholdings): (1) severance pay equal to 100% of the named executive officer’s then-current base salary for a period of six months, paid in installments; and (2) if eligible based on the terms set forth in the award agreements governing the named executive officer’s equity pursuant to the 2021 Plan, acceleration of all of the named executive officer’s outstanding equity awards.

In addition, in the event any of the payments or benefits that the named executive officer receives from the Company or that are otherwise paid or will become payable to the named executive officer would constitute a “parachute payment” within the meaning of Section 280G of the Code and could be subject to the related excise tax, the named executive officers would be entitled to receive a "payment" (as defined in the applicable employment agreement) equal to either (1) the largest portion of the payment that would result in no portion of the payment (after reduction) being subject to the related excise tax, or (2) the largest portion, up to and including the total, of the payment, whichever amount (i.e., the amount determined by clause (1) or by clause (2)), after taking into account all applicable federal, state, and local employment taxes, income taxes, and the related excise tax (all computed at the highest applicable marginal rate), results in the named executive officer’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the payment may be subject to the excise tax.
As a condition to receiving any severance benefits described above or below, the named executive officer (or a representative of his estate) must sign and not revoke a general release agreement in a form reasonably acceptable to the Company.
Padmanabhan Srinivasan
The foregoing summary applies to Mr. Srinivasan’s employment agreement with the following enhancements: (1) all references to benefits paid for six months are replaced with 12 months; (2) all references to benefits paid for 12 months are replaced with 18 months; (3) in the event of his resignation for good reason or termination without cause (other than in connection with a change in control), 100% of the shares subject to the equity awards granted to Mr. Srinivasan that are subject to time-based vesting that are scheduled to vest over the 12-month period following the termination date will vest; and Mr. Srinivasan is entitled to a bonus calculated at 100% achievement of all company and individual performance objectives (except, if he has not yet received his prior year annual bonus payout, he will instead receive his prior year annual bonus at target); (4) in the event of his resignation for good reason or termination without cause in either case within three months prior to or within 12 months following a change in control, Mr. Srinivasan is entitled to a bonus calculated at 150% achievement of all company and individual performance objectives, provided that, if such resignation or termination occurs prior to payment of the prior year’s bonus, Mr. Srinivasan will only be entitled to payment of such prior year’s bonus and will not be entitled to payment of his annual bonus for the year of employment termination.
W. Matthew Steinfort and Lawrence D'Angelo
The foregoing "General Terms" summary applies to Mr. Steinfort and Mr. D'Angelo with no modifications, provided that different terms would have applied to Mr. Steinfort under Mr. Steinfort’s employment agreement, had he resigned for good reason or his employment had been terminated by us without cause on or before September 15, 2025.
The table below provides information with respect to potential payments and benefits to which our named executive officers would be entitled under the arrangements set forth in their respective employment agreement, as described above, assuming their employment was terminated as of the last business day of fiscal year 2025, including in connection with a change in control ("CIC"). Mr. Saha resigned from the Company in November 2025 and did not receive any severance benefits in connection with his resignation.

Name	Type of Termination	Base Salary ($)	Bonus ($)	Accelerated Vesting of Equity Awards ($)(1)		Continuation of Insurance Coverage ($)	Total ($)
Padmanabhan Srinivasan	Termination without Cause or for Good Reason	600,000	600,000	5,657,228	(2)	46,572	6,903,800
	Termination without Cause or for Good Reason in connection with a CIC(3)	900,000	900,000	12,728,847	(2)	69,858	14,598,705
	Termination in the case of Death or Disability(4)	600,000	—	—		—	600,000
W. Matthew Steinfort	Termination without Cause or for Good Reason(5)	270,000	—	—		18,030	288,030
	Termination without Cause or for Good Reason in connection with a CIC(3)	540,000	432,000	16,156,867	(5)	36,060	17,164,927
	Termination in the case of Death or Disability(4)	270,000	—	—		—	270,000
Lawrence D'Angelo	Termination without Cause or for Good Reason	212,500	—	—		17,718	230,218
	Termination without Cause or for Good Reason in connection with a CIC(3)	425,000	425,000	6,929,713	(5)	35,436	7,815,149
	Termination in the case of Death or Disability(4)	212,500	—	—		—	212,500
______________
(1)The value of accelerated vesting of unvested RSUs and PSUs is based upon the closing price of our common stock on December 31, 2025, the last trading day of the 2025 fiscal year, as reported on the NYSE, multiplied by the number of units accelerated.
(2)Amount shown does not include the value of any acceleration under the MRSU award. Under the terms of the MRSU award agreement, any MRSUs that did not meet the stock price requirement as of the termination of Mr. Srinivasan’s employment for any reason will be forfeited. The minimum stock price requirement was not met as of December 31, 2025, and as a result we have not considered any part of the MRSU award to be achieved for the purposes of the table.
(3)Represents change in control (as defined in the 2021 Plan) severance benefits based on a double-trigger arrangement, which assumes the named executive officer is terminated without “cause” or resigns for “good reason” (as such terms are defined in the named executive officer’s employment agreement) within three months prior to or 12 months following a change in control of the Company.
(4)Represents benefits based on termination in the case of a named executive officer’s death or disability (as defined in the 2021 Plan or any of the agreements governing the named executive officer’s employment, as applicable).
(5)Amount shown includes the acceleration of target PSUs granted in 2025. Pursuant to the terms of the PSU awards, in the event of a termination without cause or resignation for good reason in connection with a change in control during or on the last day of the performance period for the PSUs, the number of achieved PSUs shall be determined as the greater of (i) the target number of PSUs and (ii) the projected number of PSUs that would have been achieved during a performance period ending on the corporate transaction effective date. In the event such achieved PSUs are not assumed or substituted, all such PSUs will accelerate and vest immediately prior to the effective date of the change in control.

CEO Pay Ratio
Pursuant to Item 402(u) of Regulation S-K, presented below is the ratio of annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (except our Chief Executive Officer).
The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u). The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
We identified our median compensated employee from all full-time, part-time, and temporary employees globally as of a determination date of December 31, 2025. We did not include any contractors or other non-employee workers in our employee population. We used a consistently applied compensation measure consisting of annual base salary, annual bonus target or annual sales incentive target in effect as of the determination date. Non-United States employees’ compensation was converted to U.S. dollar equivalents using applicable exchange rates as of the determination date (or in the case the determination date is not a business day, such business day immediately preceding the determination date).
For purposes of determining the CEO Pay Ratio for 2025, Mr. Srinivasan's fiscal year 2025 annual total compensation as determined under Item 402 of Regulation S-K was $1,210,795, as reported in the Summary Compensation Table. The annual total compensation as determined under Item 402 of Regulation S-K of our median employee for fiscal year 2025 was $114,748. The ratio of our Chief Executive Officer’s annual total compensation to the annual total compensation of our median employee for fiscal year 2025 is 11 to 1. The CEO Pay Ratio for 2025 was much lower than the CEO Pay Ratio for 2024 because Mr. Srinivasan was not granted any Company equity awards in 2025.

Pay Versus Performance
We are required by SEC rules to disclose the following information regarding compensation paid to each person who served as our Chief Executive Officer (our “PEO”) during the year and our other named executive officers (collectively, our “non-PEO NEOs”). The amounts set forth below under the headings “Compensation Actually Paid (Prior PEO)” and "Compensation Actually Paid (Current PEO)" and “Average Compensation Actually Paid to non-PEO NEOs” have been calculated in a manner consistent with Item 402(v) of Regulation S-K. The footnotes below set forth the adjustments from the total compensation for each of our NEOs reported in the Summary Compensation Table above.
The following table sets forth additional compensation information of our PEO and our non-PEO NEOs, along with total shareholder return (“TSR”), net income and revenue, our "Company-Selected Measure" for fiscal years 2021, 2022, 2023, 2024, and 2025. In 2024, given the increased weighting on revenue as a performance metric for our cash bonus and PSU awards, we changed our Company Selected Measure to revenue growth from the sum of our revenue growth and adjusted free cash flow margin.

	Summary Compensation Table Total		Compensation Actually Paid				Value of Initial Fixed $100 Investment Based On:
Fiscal Year(1)	Prior PEO(2) ($)	Current PEO(2) ($)	Prior PEO ($)	Current PEO ($)	Average Summary Compensation Table Total for non-PEO NEOs(2) ($)	Average Compensation Actually Paid to non-PEO NEOs ($)	Total Shareholder Return(3) ($)	Peer Group Total Shareholder Return(3) ($)	Net Income ($ in thousands)	Revenue Growth (4)
2025	—	1,210,795	—	7,482,274	4,086,766	2,400,276	113.22	253.38	259,262	15%
2024	508,353	28,200,994	(58,777,872)	23,259,000	11,960,045	9,625,761	80.16	204.26	84,492	13%
2023	1,044,885	—	29,952,755	—	11,964,892	12,112,489	86.33	149.52	19,409	20%
2022	797,179	—	(200,132,194)	—	4,430,909	(13,942,162)	59.93	94.73	(27,804)	34%
2021	82,536,062	—	293,335,312	—	7,774,582	13,883,786	189.01	131.92	(19,503)	35%
______________
(1)The PEO and non-PEO NEOs included in the above compensation table reflect the following:

Year	Prior PEO	Current PEO	Non-PEO NEOs
2025	—	Padmanabhan Srinivasan	W. Matthew Steinfort, Lawrence D'Angelo, Bratin Saha
2024	Yancey Spruill	Padmanabhan Srinivasan	W. Matthew Steinfort, Bratin Saha, Lawrence D'Angelo, Muhammad Aaqib Gadit
2023	Yancey Spruill	—	W. Matthew Steinfort, William Sorenson, Muhammad Aaqib Gadit, Gabriel Monroy, Megan Wood
2022	Yancey Spruill	—	William Sorenson, Carly Brantz, Jeffrey Guy, Gabriel Monroy
2021	Yancey Spruill	—	Gabriel Monroy, Alan Shapiro
(2)In determining the compensation actually paid (“CAP”) to our PEO and our non-PEO NEOs, we deducted or added back the following amounts from or to the total amounts of compensation reported in the table above for the 2025 fiscal year. Grant date fair value represents the grant date fair value of equity-based awards granted in each year. Fair value adjustments reflect adjustments to the value of equity awards as calculated in accordance with the rules prescribed under Item 402(v) of Regulation S-K and in accordance with ASC Topic 718, which included the categories of adjustments as set forth below. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. For additional information regarding the determination of fair value, see "Note 2. Summary of Significant Accounting Policies–Stock-Based Compensation" of the audited consolidated financial statements included in our Annual Report.

2025 ($)
PEO	Current PEO
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	—
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	—
+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	5,148,724
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	—
+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	1,122,755
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—
Total Added (or Deducted)	6,271,479

Non-PEO NEOs	2025 ($) (Average)
- Grant Date Fair Value of Option Awards and Stock Awards Granted in Fiscal Year	(3,299,392)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Option Awards and Stock Awards Granted in Fiscal Year	2,556,431
+/- Change in Fair Value of Outstanding and Unvested Option Awards and Stock Awards Granted in Prior Fiscal Years	1,461,673
+ Fair Value at Vesting of Option Awards and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	191,969
+/- Change in Fair Value as of Vesting Date of Option Awards and Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	38,700
- Fair Value as of Prior Fiscal Year-End of Option Awards and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(2,635,871)
Total Added (or Deducted)	(1,686,490)
(3)Peer Group TSR reflects the Company’s peer group (S&P Information Technology Index) used in the stock performance graph contained in our Annual Report. The values assume $100 was invested in each of our common stock and our peer group index at their respective closing prices on March 24, 2021 (the date our common stock commenced trading on the NYSE), including the reinvestment of dividends.
(4)Represents GAAP revenue for the years indicated. In 2024, we changed our Company-Selected Measure from the sum of our revenue growth and adjusted free cash flow margin to revenue growth as described above. Accordingly, the Company-Selected Measure has been updated to show revenue growth for 2023, 2022 and 2021.
(5)Amount shown reflects restated net income as reflected in our restated consolidated financial statements for the fiscal year ended December 31, 2022.
Pay versus Performance Descriptive Disclosure
The graphs below show the relationships between CAP to each of our PEOs and the average CAP to our non-PEO NEOs to each of (i) the Company’s TSR and the TSR of the S&P Information Technology Index, (ii) our net income and (iii) our Company-Selected Measure, revenue growth.

Relationship of CAP to Company and Peer Group TSR
Compensation Actually Paid ($M)
$400.00
$300.00
$200.00
$100.00
$0.00
($100.00)
($200.00)
($300.00)
Cumulative TSR (Value of intial $100 investment)
$300.00
$270.00
$240.00
$210.00
$180.00
$150.00
$120.00
$90.00
$60.00
$30.00
$0.00
$189.01
$131.92
$94.73
$59.93
$86.33
$149.52
$204.26
$80.16
$253.38
$113.22
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Yancey Spruill
PEO CAP ($M) - Padmanabhan Srinivasan
Average Non-PEO NEO CAP
DOCN TSR
Peer Group TSR (S&P Information Technology)

Relationship of CAP to Net Income
$400
$300
$200
$100
$0
-$100
-$200
-$300
Compensation Actually Paid ($M)
$300.00
$250.00
$200.00
$150.00
$100.00
$50.00
$0.00
Net Income ($M)
$259.26
$84.50
$19.40
($19.50)
($27.80)
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Yancey Spruill
PEO CAP ($M) - Padmanabhan Srinivasan
Average Non-PEO NEO CAP
Net Income ($M)

Relationship of CAP to Selected Measure
Compensation Actually Paid ($M)
Company Selected Measure (%)
$400.00
$300.00
$200.00
$100.00
$0.00
($100.00)
($200.00)
($300.00)
40%
35%
30%
25%
20%
15%
10%
35%
34%
20%
13%
15%
FY 2021
FY 2022
FY 2023
FY 2024
FY 2025
PEO CAP ($M) - Yancey Spruill
PEO CAP ($M) - Padmanabhan Srinivasan
Average Non-PEO NEO CAP
Revenue Growth (%)

Pay versus Performance Tabular List
For fiscal year 2025, the following represent the most important financial performance measures used by us to link Compensation Actually Paid to our named executive officers for fiscal year 2025 to Company performance:

Performance Measure
Revenue growth
Adjusted free cash flow margin
Annual run-rate revenue
All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.
Equity Compensation Plan Information
The following table summarizes our equity compensation plan information as of December 31, 2025. Information is included for equity compensation plans approved by our stockholders. We do not have any equity compensation plans not approved by our stockholders.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(3)
Equity Plans approved by stockholders	6,021,109	13.36	30,318,383
Equity Plans not approved by stockholders	—	—	—
______________
(1)Consists of outstanding (i) stock options under the DigitalOcean Holdings, Inc. 2013 Stock Plan (the “2013 Plan”) and the 2021 Plan covering an aggregate of 960,479 shares of our common stock, (ii) RSUs under the 2021 Plan covering an aggregate of 4,456,145 shares of our common stock, (iii) PSUs under the 2021 Plan covering an aggregate of 314,718 shares of our common stock, and (iv) MRSUs under the 2021 Plan covering an aggregate of 289,767 shares of our common stock. The number of shares to be issued in respect of the MRSUs and PSUs for which the applicable performance period has not ended have been calculated based on the assumption that the maximum levels of performance applicable to these awards will be achieved. Excludes future rights to purchase shares under our ESPP, which depend on a number of factors described in the ESPP and will not be determined until the end of the applicable purchase period.
(2)The weighted-average exercise price excludes any outstanding RSUs, PSUs and MRSUs, which have no exercise price.
(3)Includes 25,197,755 shares under the 2021 Plan and 5,120,628 shares under the ESPP. Stock options or other stock awards granted under the 2013 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan. The 2021 Plan provides that the total number of shares of common stock reserved for issuance thereunder will be automatically increased, on January 1 of each calendar year, in an amount equal to 5% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year, or a lesser number of shares determined by the Board. The ESPP provides that the total number of shares of common stock reserved for issuance thereunder will automatically increase on January 1 of each calendar year by the lesser of (a) 1% of the total number of shares of our capital stock outstanding on December 31 of the prior calendar year and (b) 3,300,000 shares; provided that the Board may determine that such increase will be less than the amount set forth above. Accordingly, on January 1, 2026, the number of shares of our common stock available for issuance under the 2021 Plan and the ESPP increased by 4,597,380 shares and 919,476 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2026, by: (i) each director and nominee for director; (ii) each of the named executive officers; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of our common stock.
The percentage of shares beneficially owned shown in the table is based on 104,322,694 shares of our common stock outstanding as of March 31, 2026. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding any shares of our common stock subject to options held by such person that are currently exercisable or exercisable within 60 days of March 31, 2026, and any shares of common stock issuable upon the vesting of RSUs within 60 days of March 31, 2026; however, we did not deem such shares of our common stock outstanding for the purpose of computing the percentage ownership of any other person.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown beneficially owned by them, subject to applicable community property laws. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares. This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G and Forms 4 filed with the SEC.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021.

Beneficial Owner	Beneficial Ownership
	Number of Shares	Percent of Total
5% Stockholders
Entities affiliated with AI Droplet Holdings LLC(1)	22,368,945	21.44%
The Vanguard Group(2)	9,362,889	8.97%
BlackRock, Inc.(3)	9,408,383	9.02%

Named Executive Officers and Directors
Padmanabhan Srinivasan	147,992	*
W. Matthew Steinfort	292,900	*
Lawrence D'Angelo	17,124	*
Vinay Kumar	—	*
Warren Adelman(4)	177,299	*
Pratima Arora	81,668	*
Warren Jenson(5)	125,529	*
Pueo Keffer	32,374	*
Hilary Schneider(6)	121,693	*
Bratin Saha(7)	—	*
All executive officers and directors as a group (10 persons)(8)	996,579	*
______________
*Less than one percent.
(1)Consists of (a) 22,072,681 shares held directly by AI Droplet Holdings LLC (“Droplet Holdings”), (b) 155,665 shares held directly by AI Droplet Sharing LLC (“Droplet Sharing”), and (c) 140,599 shares held directly by AI Droplet Subsidiary LLC (“Droplet Subsidiary”). Each of Access Industries Management, LLC (“AIM”) and Len Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by Droplet Holdings because (i) AIM is the sole manager of Droplet Holdings, and (ii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in Droplet Holdings. Each of AIM, Access Industries Holdings LLC (“AIH”) and Mr. Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by Droplet Sharing because (i) AIM is the sole manager of Droplet Sharing and AIH, (ii) AIH controls all of the outstanding voting interests in Droplet Sharing, and (iii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in AIH. Each of AIM, Droplet Holdings and Mr. Blavatnik may be deemed to beneficially own, and share investment and voting power over, the shares held directly by Droplet Subsidiary because (i) AIM is the sole manager of Droplet

Subsidiary and Droplet Holdings, (ii) Droplet Holdings owns all of the equity interests in Droplet Subsidiary, and (iii) Mr. Blavatnik controls AIM and a majority of the outstanding voting interests in Droplet Holdings. The address of the foregoing is 40 West 57th Street, 28th Floor, New York, NY 10019.
(2)According to a Schedule 13G/A filed with the SEC on October 6, 2025, reporting stock ownership as of September 30, 2025, consists of 9,362,889 shares of common stock held by The Vanguard Group - 23-1945930 (“The Vanguard Group”). Of the shares of common stock beneficially owned, The Vanguard Group reported that it had shared voting power with respect to 464,090 shares, shared dispositive power with respect to 550,225 shares, and sole dispositive power with respect to 8,812,664 shares. According to the most recent Schedule 13G/A filed by The Vanguard Group with the SEC on March 26, 2026, The Vanguard Group beneficially owns 0.0% as of March 13, 2026, following an internal reorganization pursuant to which The Vanguard Group's beneficial ownership has been disaggregated. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
(3)According to a Schedule 13G/A filed with the SEC on July 8, 2024, reporting stock ownership as of June 30, 2024, consists of 9,408,383 shares of common stock held by BlackRock, Inc. (“BlackRock”). Of the shares of common stock beneficially owned, BlackRock reported that it had sole voting power with respect to 9,401,799 shares and sole dispositive power with respect to 9,408,383 shares. The address for BlackRock is 50 Hudson Yards, New York, New York 10001.
(4)Consists of (a) 63,300 shares held by Mr. Adelman and (b) 113,999 shares issuable upon the exercise of options.
(5)Consists of (a) 25,529 shares held by Mr. Jenson and (b) 100,000 shares issuable upon the exercise of options.
(6)Consists of (a) 21,693 shares held by Ms. Schneider and (b) 100,000 shares issuable upon the exercise of options.
(7)Mr. Saha resigned from the Company in November 2025.
(8)Consists of (a) 682,580 shares of common stock, and (b) 313,999 shares of common stock issuable upon the exercise of options held, as of March 16, 2026, in aggregate by persons considered to be our named executive officers and directors as of the date of this Proxy Statement.

TRANSACTIONS WITH RELATED PERSONS
Related Person Transactions Policy and Procedures
We have adopted a written Related Person Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related persons transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company and any “related person” are participants involving an amount that exceeds $120,000 and in which any related person had or will have a direct or indirect material interest (other than certain transactions that would not be required to be disclosed pursuant to Item 404(a) of Regulation S-K). Transactions involving compensation for services provided to the Company as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related person transaction, management must present information regarding the proposed related person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to the Company of the transaction and whether any alternative transactions were available. To identify related person transactions in advance, the Company relies on information supplied by its executive officers, directors and certain significant stockholders. In considering related person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to the Company, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of the Company and its stockholders, as the Audit Committee determines in the good faith exercise of its discretion.
Referral Agreement
In November 2023, the Company entered into an arrangement with an affiliate (the “Access Affiliate”) of AI Droplet Holdings LLC, a greater than 5% beneficial owner of the Company’s common stock. Pursuant to this arrangement, the Access Affiliate receives referral fees and other related payments in exchange for referring customers to the Company. The agreement expires on March 31, 2029, and can be terminated earlier without penalty if the contractual net revenue minimum commitment has not been met. Referral fees are incurred when the Company collects amounts due from the customer in exchange for services rendered. Other fees paid to the Access Affiliate include fixed payments to be used exclusively for marketing and referral activities as well as certain reimbursable compensation costs. The arrangement was amended in January 2026 to include referral fees for additional services, additional performance-based incentive payments through 2027, and a temporary monthly draw against those incentive payments through March 2026. During the fiscal year ended December 31, 2025, the Company incurred approximately $2,735,000 in fees to the Access Affiliate pursuant to the arrangement, which consisted of a marketing and referral activity fee of approximately $1,176,000, reimbursable compensation costs of approximately $431,000, and referral fees of approximately $1,128,000. The arrangement with the Access Affiliate was negotiated at arm’s length, was executed at fair market terms and was reviewed and approved in accordance with the Related Person Transactions Policy.
Investors’ Rights Agreement
We are party to an amended and restated investors’ rights agreement, dated as of May 8, 2020, with certain holders of our common stock, including entities affiliated with AI Droplet Holdings LLC, which provides, among other things, such holders with certain registration rights, including the right to demand that we file a registration statement or request that their shares be covered by a registration statement that we are otherwise filing, subject to certain limitations. Pueo Keffer, a member of our Board, is a senior managing director of Access Technology Ventures, which is an affiliate of AI Droplet Holdings LLC.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Fiscal Year 2025 Annual Report and SEC Filings
Our financial statements for our fiscal year ended December 31, 2025 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our annual report are posted on our website at investors.digitalocean.com and are available from the SEC at its website at www.sec.gov.
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, is available without charge upon written request to: Corporate Secretary, DigitalOcean Holdings, Inc., 105 Edgeview Drive, Suite 425, Broomfield, Colorado, 80021 or by emailing investors@digitalocean.com.
Special Note Regarding Forward-Looking Statements
This proxy statement and other materials we are sending you or that are available to you in connection with the Annual Meeting contain express and implied “forward-looking statements” within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “can,” “will,” “would,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “aim,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in these materials include, but are not limited to, statements about: our future financial performance, including our expected financial results and goals; our anticipated strategies and business plans and our ability to execute on them; our expectations regarding our compensation programs and their effects on executive performance; and our corporate governance efforts. The outcomes of the events described in these forward-looking statements are subject to known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to differ materially from those described in the forward-looking statements, including the risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent filings with the SEC. We undertake no obligation to update or review any forward-looking statements to reflect events or circumstances after the date they were made, except as required by law.
***
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Padmanabhan Srinivasan
Chief Executive Officer

SCAN TO
VIEW MATERIALS & VOTE

DIGITALOCEAN HOLDINGS, INC.
105 EDGEVIEW DRIVE, SUITE 425
BROOMFIELD, CO 80021

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time / 9:59 p.m. Mountain Time on June 14, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DOCN2026**

The meeting will be a completely virtual meeting of stockholders, which will be conducted exclusively via live webcast. You may attend the meeting via the Internet and vote during the meeting. Have your proxy card in hand when you access the website and follow the instructions.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time / 9:59 p.m. Mountain Time on June 14, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V94914-P46598

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DIGITALOCEAN HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following director nominees:

1. Election of Class II Directors

Nominees:	**For**	**Withhold**
1a. Warren Adelman	☐	☐
1b. Pueo Keffer	☐	☐

The Board of Directors recommends you vote FOR the following proposals:

Note: In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V94915-P46598

DIGITALOCEAN HOLDINGS, INC.
ANNUAL MEETING OF STOCKHOLDERS
June 15, 2026 12:00 P.M. Eastern Time / 10:00 A.M. Mountain Time
This Proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Padmanabhan Srinivasan and W. Matthew Steinfort, or any of them, as proxy holders, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of DIGITALOCEAN HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 12:00 p.m. Eastern Time / 10:00 a.m. Mountain Time on Monday, June 15, 2026, at www.virtualshareholdermeeting.com/DOCN2026, and any adjournment or postponement thereof (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is unable to serve or for good cause will not serve) and in their discretion on such other matters as may properly come before said meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE